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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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Willis Group Holdings Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILLIS GROUP HOLDINGS LIMITED

Notice of 2009 Annual General Meeting
of Shareholders and Proxy Statement

    Important Notice Regarding the Availability of Proxy Materials for the Company's Annual General Meeting of Shareholders to be held on April 22, 2009. This proxy statement and the Company's 2008 Annual Report are available, for registered shareholders, at http://bnymellon.mobular.net/bnymellon/WSH and for beneficial shareholders, at http://bnymellon.mobular.net/bnymellon/WSH_beneficial.

March 13, 2009.

To: Shareholders of the Company.

Dear Shareholder,

        You are cordially invited to attend our Annual General Meeting of Shareholders at 9:00 a.m. on Wednesday, April 22, 2009, at St. John's University, Manhattan Campus, 101 Murray Street, New York, NY 10007.

        In addition to the matters described in the attached proxy statement, you will have an opportunity to ask questions and to meet your Directors and Executive Officers.

        Your representation and vote are important and your shares should be voted whether or not you plan to come to the Annual General Meeting. Please complete, sign, date and return your proxy card promptly.

        I look forward to seeing you at the meeting.

Yours sincerely

Joseph J. Plumeri
Chairman and Chief Executive Officer

Willis Group Holdings Limited
Canon's Court
22 Victoria Street
Hamilton HM 12
Bermuda.

 WILLIS GROUP HOLDINGS LIMITED

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Time:

        9:00 a.m. New York City time.

Date:

        April 22, 2009.

Place:

  St. John's University
  Manhattan Campus
  101 Murray Street
  New York
  NY 10007.

Purpose:

  1.
  Re-election of Directors.

  2.
  Reappointment of Deloitte LLP as auditors until the close of the next Annual General Meeting of Shareholders and authorization of the Board of Directors acting through the Audit Committee to fix the auditors' remuneration.

        The Directors will present, during the meeting, the Company's audited consolidated financial statements for the financial year ended December 31, 2008.

        Only shareholders of record on February 27, 2009, may vote, in person or by proxy, at the meeting. This Notice and Proxy Statement are being mailed or made available on the Internet to shareholders on or around March 13, 2009, together with a copy of the Company's 2008 Annual Report, which includes financial statements for the year ended December 31, 2008.

        Your vote is important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Please follow the instructions on the proxy card you receive. If you received this proxy statement by regular mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card. If you received this proxy statement through the Internet after receiving a Notice of Internet Availability, you may cast your vote by telephone or over the Internet by following the instructions set out in that notice.

Michael P. Chitty
Secretary
March 13, 2009.

Willis Group Holdings Limited
Canon's Court
22 Victoria Street
Hamilton HM 12
Bermuda.

 GENERAL INFORMATION

Why you are receiving these materials

        The Company's Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders. The information provided in this proxy statement is for your use in determining how you will vote on the proposals described within.

Proposals scheduled to be voted on at the meeting

        The two proposals scheduled for a vote are:

        Proposal 1: To re-elect the eleven (11) Directors to hold office until the next Annual General Meeting of Shareholders and until his/ her successor is elected and qualified; and

        Proposal 2: To reappoint Deloitte LLP as the Company's independent auditors until the close of the next Annual General Meeting and to authorize the Audit Committee of the Board of Directors to fix the independent auditors' remuneration.

The recommendation of the Board of Directors

        The Company's Board of Directors recommends that you vote FOR the re-election of each of the Directors and FOR the appointment of Deloitte LLP as the Company's independent auditors and the authorization of the Audit Committee to set the independent auditors' remuneration.

How to attend the Annual General Meeting

        All shareholders are invited to attend the Annual General Meeting. For admission to the meeting, shareholders of record should bring proof of identification and address. Those who have beneficial ownership of common shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis common shares as of February 27, 2009. Registration will begin at 8:30 a.m. (New York City time) and the meeting will begin at 9:00 a.m. (New York City time).

Who may vote

        Holders of our common shares ("Shares"), as recorded in our share register on February 27, 2009, may vote at the meeting. As of February 27, 2009, the latest practicable date, there were 166,850,684 Shares outstanding and entitled to one vote per Share. A list of shareholders will be available for inspection for at least ten days prior to the meeting at our offices at One World Financial Center, 200 Liberty Street, New York, New York 10281-1003.

How to vote

        You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you expect to attend the meeting. You will be able to change your vote at the meeting.

        Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see how you should complete your proxy card and deliver it to the Company.

How proxies work

        The Company's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your Shares at the meeting, or at any adjournment thereof, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some, or none of the Directors seeking election.

        If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your Shares in favor of all items herein to be voted on.

        If your Shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the "beneficial owner" or "street name holder" of those Shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials, and separate voting instructions, to you. As the beneficial owner of the Shares, you have the right to direct your broker, bank or other nominee how to vote your Shares by following the voting instructions provided to you with the proxy materials. Because you are not the shareholder of record, you may not vote your Shares in person at the Annual General Meeting unless you obtain a valid proxy from the broker, bank or other nominee that holds your Shares, giving you the right to vote the Shares in person at the meeting.

        As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter according to their best judgment.

Solicitation

        In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions. For further information on these arrangements, please refer to "Solicitation of Proxies" on page 48.

Revoking a proxy

        If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying Willis's Company Secretary. Written revocations to the Company Secretary should be directed to:

  Company Secretary
  c/o Office of the General Counsel
  Willis Group Holdings Limited
  One World Financial Center
  200 Liberty Street
  New York, NY 10281-1003

  or by email to 'shareholder@willis.com'.

        If your Shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with this proxy statement to determine how you may change your vote.

Quorum

        In order to carry on the business of the meeting, we must have a quorum. Under our bye-laws, shareholders representing at least 50% of our issued and outstanding Shares present in person or by proxy and entitled to vote constitute a quorum.

        Only shareholders, their proxy holders and the Company's guests may attend the meeting.

Votes needed

        All proposals to be acted on at the meeting require the affirmative vote of a simple majority of the votes cast at a meeting at which a quorum is present. Accordingly, abstentions and broker non-votes, though counted for the purposes of determining the quorum present for the transaction of business, will have the effect of not voting in favor of a proposal. A broker non-vote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange ("NYSE") with respect to such matter.

How the votes will be counted and the results will be certified

        Our US Branch Registrar, BNYMellon, has been appointed as the independent Inspector of Election and will count the votes, determine the existence of a quorum, validity of proxies and ballots, and certify the results of the voting.

Distribution of proxy documentation and the Internet

        The Company has distributed its proxy statement, 2008 Annual Report and proxy card ("proxy documents") relating to the 2009 Annual General Meeting via the Internet, in accordance with the rules of the US Securities and Exchange Commission ("SEC") and Bermuda law.

        A Notice of Internet Availability relating to the 2009 Annual General Meeting was sent to shareholders on or before March 13, 2009. This notice provides general information about the meeting, the address of the website on which this proxy statement and the Company's 2008 Annual Report may be accessed, and instructions on how to submit votes.

        You have the right to request paper copies of the proxy statement, form of proxy and annual report to shareholders, free of charge, regardless of whether you are a record or beneficial owner of Shares. Shareholders of record may request paper copies by emailing to 'shareholder@willis.com' or by following the instructions contained in the Notice of Internet Availability. Shareholders who have already made a permanent election to receive paper copies of the proxy documents will receive a full set of the proxy documents in the mail. If you hold Shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company's proxy documents.

 ITEM 1

ELECTION OF DIRECTORS

        The Company's bye-laws state that Directors shall hold office only until the next Annual General Meeting of Shareholders unless they are earlier removed or resign. All the Company's Directors were elected or re-elected Directors at the Annual General Meeting held on April 23, 2008, except for Jeffrey B. Lane, who was appointed a Director on April 30, 2008. Eric B. Friberg, who was re-elected a Director at last year's Annual General Meeting, sadly died on December 6, 2008.

        The Board has adopted Corporate Governance Guidelines which meet the listing standards adopted by the NYSE, including the requirement for a majority of the Company's Board to be independent and for the Board's Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee to be comprised solely of independent Directors.

        The Board has determined that all the Directors shown below, other than Joseph J. Plumeri, are independent within the meaning of the Company's Corporate Governance Guidelines and the NYSE listing standards. Also, the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are all similarly independent. The Company's Director Independence Standards, which form part of the Company's Corporate Governance Guidelines, are attached to this proxy statement as Appendix A. In considering the independence of the Directors, it was considered that the Company has, in the ordinary course of business and on commercial terms, provided insurance broking or consultancy services to companies with which Sir Roy Gardner, Sir Jeremy Hanley and J. F. McCann are connected and to Mr. McCann and Ms. R. S. Kravit personally.

        The Guidelines and Committee Charters can be found in the Corporate Governance section of our website at www.willis.com. Copies are also available free of charge on request from the Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, The Willis Building, 51 Lime Street, London EC3M 7DQ.

        The following Directors are seeking re-election at the Annual General Meeting. A simple majority of Shares present or represented and entitled to vote at the meeting is required to re-elect each Director.

        William W. Bradley—Senator William W. Bradley, age 65, joined the Board on September 18, 2002. He is a Managing Director of Allen & Company LLC, an investment bank. From 2001-2004 he acted as chief outside advisor to McKinsey & Company's non-profit practice. Senator Bradley is also currently a director of Starbucks Corp. and Seagate Technology. He was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. from 1997-1999. During that time, he also worked as an essayist for CBS evening news, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979-1997 representing the state of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. Prior to serving in the Senate, he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967-1977 during which time they won two NBA championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored six books on American politics, culture and economy. Currently, Senator Bradley hosts American Voices, a weekly show on Sirius Satellite Radio that highlights the remarkable accomplishments of Americans both famous and unknown.

        Joseph A. Califano Jr.—Mr. Califano, age 77, joined the Board on April 21, 2004. He has been Chairman of the Board and President of the National Center on Addiction and Substance Abuse at Columbia University in New York City since 1992. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University's Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education, and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson's Assistant for Domestic Affairs from 1965 to 1969. He is the author of eleven books and is a Director of Midway Games Inc. and CBS, Inc.

        Anna C. Catalano—Ms. Catalano, age 49, joined the Board on July 21, 2006. She was Group Vice President, Marketing for BP plc from 2001 to 2003. Prior to that she held various executive positions in BP and Amoco, including Group Vice President, Emerging Markets at BP; Senior Vice President, Sales and Operations at Amoco; and President of Amoco Orient Oil Company. In addition to frequently speaking on strategic marketing and global branding, Ms. Catalano is a forthright leader on the mentoring and the advancement of women in business and in recognition of her efforts she was recognized by Fortune Magazine in 2001 as being among "The Most Powerful Women in International Business." She currently serves on the Board of US Dataworks Inc, and as an advisory board member of BT Global Services and Amyris Biotechnologies, and is also a director of the Gulf Coast Juvenile Diabetes Research Foundation and the Houston Chapter of the Alzheimer's Association. Ms. Catalano holds a BS degree in Business Administration from the University of Illinois, Champaign-Urbana.

        Sir Roy Gardner—Sir Roy Gardner, age 63, joined the Board on April 26, 2006. He is a Chartered Certified Accountant and Chairman of Compass Group PLC, a food and support services company. He is a Senior Advisor to Credit Suisse and also a Director of Mainstream Renewable Power Limited, President of the Energy Institute, Chairman of the Advisory Board of the Energy Futures Lab of Imperial College London, President of Carers UK and Chairman of the Apprenticeship Ambassadors Network. He is a former Chief Executive of Centrica plc, Chairman of Manchester United plc, Finance Director of British Gas plc, Managing Director of GEC-Marconi Ltd, Director of GEC plc and of Laporte plc.

        The Rt. Hon. Sir Jeremy Hanley, KCMG—Sir Jeremy Hanley, age 63, joined the Board on April 26, 2006. He is a Chartered Accountant and a director of Onslow Suffolk Limited, Nymex London Limited, Langbar International Limited, Mountfield Group Limited and Lottomatica S.p.A. He is also a Director of the Arab-British Chamber of Commerce and a member of the Advisory Board of Blue Hackle Limited. Sir Jeremy was a Member of Parliament for Richmond and Barnes from 1983 to 1997 and held a number of ministerial position in the UK Government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio at the same time as being Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998.

        Robyn S. Kravit—Ms. Kravit, age 57, joined the Board on April 23, 2008. She is an international business executive with over 26 years of experience in establishing and directing significant China-based operations engaged in the international trading of industrial raw materials. Ms. Kravit co-founded Tethys Research LLC, a biotechnology company, and has acted as its Chief Executive Officer since 2000. Ms. Kravit is a Director of FONZ, the organization which manages commercial and educational activities for Smithsonian's National Zoological Park. In addition, she serves on the Advisory Council of John Hopkins University's Whiting School of Engineering. Ms. Kravit holds a BA in East Asian Studies from Vassar College, and a MA in East Asian Studies from Harvard University.

        Jeffrey B. Lane—Mr. Lane, age 66, joined the Board on April 30, 2008. He has been Chief Executive Officer of Modern Bank, a private bank, since July 1, 2008. Prior to joining Modern Bank, he was Chairman and Chief Executive Officer of Bear Stearns Asset Management and was previously Vice Chairman of Lehman Brothers, Co—Chairman of Lehman Brothers Asset Management and Alternatives Division, and Chairman of Neuberger Berman Inc. He has also held senior management positions with Travelers Group, including Vice Chairman of that company's Smith Barney division, and with Shearson Lehman Brothers. Mr. Lane has over 40 years' financial experience.

        Wendy E. Lane—Ms. Lane, age 57, joined the Board on April 21, 2004. She has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation, an investment banking firm, serving in these and other positions from 1981 to 1992. Ms. Lane is also a Director of Laboratory Corporation of America and of UPM-Kymmene Corporation. She is also a Trustee of the U.S. Ski and Snowboard Team Foundation. Ms. Lane holds a BA from Wellesley College and a MBA from Harvard Business School.

        James F. McCann—Mr. McCann, age 57, joined the Board on April 21, 2004. Mr. McCann has served since 1976 as Chairman and Chief Executive Officer of 1-800-FLOWERS.COM, Inc, a florist and gift shop company. He also serves on the Board of Lottomatica S.p.A.

        Joseph J. Plumeri—Mr. Plumeri, age 65, joined the Board on February 8, 2001. He is our Chairman and Chief Executive Officer. Prior to joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup's Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup's Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup's predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup's Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He is also a board member of a number of organizations, including The Board of Visitors of the College of William & Mary and The National Center on Addiction and Substance Abuse at Columbia University.

        Douglas B. Roberts—Mr. Roberts, age 61, joined the Board on February 13, 2003. He is the former Treasurer for the State of Michigan, a position held from April 2001 to December 2002 and from January 1991 to November 1998. From January 1999 to March 2001 he was Vice President of Business Development and Best Practices at Lockheed Martin IMS. Prior to January 1991, Mr. Roberts worked in the Michigan Senate as Director, Senate Fiscal Agency from April 1988 to December 1990 and as Deputy Superintendent of Public Instruction for the Department of Education. Mr. Roberts holds a doctorate in Economics from Michigan State University. Currently, Mr. Roberts is both a Professor and the Director for the Institute for Public Policy and Social Research at Michigan State University.

The Board recommends you vote FOR the re-election of each of the Directors.

The Board, Board Committees and Meetings

        The Board met formally six times in 2008. All the current Directors attended at least 75% of the formal meetings held in 2008 of the Board and any committee on which they served during their period of office.

        The independent Directors held separate executive sessions without senior management following each of the four regularly scheduled quarterly meetings of the Board in 2008. The Chairman of each such session was the Chair of the Corporate Governance and Nominating Committee.

        All Directors are expected to make every effort to attend the Annual General Meeting, and all of the serving Directors attended this meeting in 2008.

        The Executive Committee has all the powers of the Board, when it is not in session, in the management of the business and affairs of the Company except as otherwise provided in resolutions of the Board and under applicable law. The Executive Committee, whose members are Joseph J. Plumeri (Chairman), William W. Bradley, Joseph A. Califano Jr. and Sir Roy Gardner, met formally once during 2008.

        The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (a) the integrity of the Company's financial statements; (b) the selection and oversight of the independent auditors; (c) the Company's compliance with legal and regulatory requirements; (d) the independent auditors' qualifications and independence; (e) the performance of the independent auditors and the Company's internal audit function; (f) the establishment and maintenance of proper internal accounting controls and procedures; and (g) the treatment of employees' concerns regarding accounting or auditing matters as reported under the Company's whistleblower policy. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The Audit Committee, whose members are Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane met formally five times during 2008. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are considered to be Audit Committee Financial Experts. The report of the Audit Committee can be found on page 18.

        The Compensation Committee determines the compensation of the Company's Chairman and Chief Executive Officer and makes recommendations to the Board in respect of the compensation of non-employee Directors and other Executive Officers. In addition, the Compensation Committee administers the Company's stock-based award plans and, in consultation with senior management, establishes the Company's general compensation philosophy and oversees the development and implementation of the Company's compensation programs. In connection with those objectives, the Compensation Committee is also responsible for: (a) overseeing the development and implementation of compensation programs; (b) reviewing and approving annually corporate performance goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer and evaluate his performance in light of those goals and objectives; (c) reviewing and approving compensation programs applicable to the senior management of the Company; (d) making recommendations to the Board on the Company's existing and proposed incentive compensation plans and equity-based plans and overseeing the administration of these plans; and (e) making recommendations to the Board on the non-employee Directors' compensation. The Compensation Committee operates pursuant to a Charter, a copy of which can be found in the Corporate Governance section of the Company's website at www.willis.com. The Compensation Committee, whose members are Sir Roy Gardner (Chairman), Jeffrey B. Lane and James F. McCann, met formally seven times during 2008. The report of the Compensation Committee can be found on page 27.

        The Corporate Governance and Nominating Committee identifies and recommends individuals to the Board for nomination as members of the Board and its Committees, including this Committee. The Corporate Governance and Nominating Committee identifies Director nominees by preparing a target candidate profile based upon the current Board's strengths and needs and by utilizing the personal network of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, experience and maturity. Following feedback from the full Board, the Corporate Governance and Nominating Committee initiates contact with preferred candidates and, following feedback from interviews conducted by Committee and Board members, selects candidates to join the Board, as more fully described in the Corporate Governance Guidelines, which may be found in the Corporate Governance section of our website at www.willis.com. The Corporate Governance and Nominating Committee has retained a search firm to assist with this process. The Corporate Governance and Nominating Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates. In addition, the Corporate Governance and Nominating Committee develops and recommends to the Board the corporate governance principles, including independence standards for Directors of the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter, a copy of which can be found in the Corporate Governance section of the Company's website at www.willis.com. The Corporate Governance and Nominating Committee, whose members are William W. Bradley (Chairman), Joseph A. Califano Jr. and Anna C. Catalano held five meetings during 2008.

Communications with Shareholders and Other Constituencies

        The Chairman and Chief Executive Officer is responsible for establishing effective communications with the Company's stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company to appoint individuals to communicate and interact fully with these stakeholders and the Board will look to senior management to speak for the Company. This policy does not preclude outside Directors from communicating directly with shareholders or other constituencies about Company matters, but any such communications will generally be held at the request of the Board or senior management or with senior management present.

        A shareholder may communicate with the non-management Directors, for any reason, by writing to the Group General Counsel, Willis Group Holdings Limited, One World Financial Center, 200 Liberty Street, New York, New York 10281-1003.

        A shareholder that wishes to propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board may do so by writing to the Group General Counsel, Willis Group Holdings Limited, One World Financial Center, 200 Liberty Street, New York, New York 10281-1003.

        For a more detailed description regarding the solicitation of proxies, including with respect to shareholder nominations of Directors, see "Solicitation of Proxies" on page 48.

 SECURITY OWNERSHIP

Beneficial Ownership

        The amounts and percentages of our Shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to stock awards held by that person that are currently exercisable, or vest within 60 days of the dates set forth in the below tables, are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage beneficial ownership of any other person.

Security Ownership of 5% Holders

        The following table reflects the number of Shares beneficially owned by persons known to the Company that own more than 5% of its outstanding shares as of February 27, 2009.

Name and Address	Number of Shares Beneficially Owned	Percentage of Stock Outstanding at December 31, 2008
Southeastern Asset Management, Inc.(1) 6410 Poplar Avenue Suite 900 Memphis TN 38119, USA	9,644,000	5.79%
FMR LLC.(2) 82 Devonshire Street Boston Massachusetts 02109, USA	9,435,960	5.66%
Invesco Ltd(3) 1555 Peachtree Street NE Atlanta GA 30309, USA	9,009,182	5.40%
Neuberger Berman, Inc.(4) 605 Third Avenue, New York, NY 10158, USA.	8,512,528	5.11%

(1)
Based on the Form 13G filed on February 6, 2009, Southeastern Asset Management, Inc. may be deemed to be a beneficial owner of Shares since it has shared power to make decisions whether to retain or dispose of and in some cases the sole power to vote the securities of its investment advisory clients. Mr. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern Asset Management, Inc., may be deemed to be a controlling person of Southeastern Asset Management, Inc. and may, therefore, also be deemed to be a beneficial owner of Shares.

  Both Southeastern Asset Management, Inc. and Mr. O. Mason Hawkins have stated that it should not be construed that each is the beneficial owner of Shares. The address of Mr. O. Mason Hawkins is c/o Southeastern Asset Management, Inc., 6410 Poplar Avenue, Suite 900, Memphis, TN 38119, USA.

(2)
Based on the Form 13G filed on February 17, 2009, FMR LLC may be deemed to be a beneficial owner of Shares held by its subsidiaries. Edward C. Johnson III, Chairman of FMR LLC, together with members of his family, owns directly and through trusts 49% of FMR LLC. and may be deemed to be the beneficial owner of any Shares held by FMR LLC. The address of Edward C. Johnson III is c/o FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, USA.

(3)
Based on the Form 13G filed on February 12, 2009, Invesco Ltd may be deemed to be a beneficial owner of Shares held by its subsidiaries, through which it provides investment management services. Of these subsidiaries, Invesco Trimark Ltd holds 9,001,676 Shares in respect of which it is also deemed to be the beneficial owner. The address of Invesco Trimark Ltd is 1555 Peachtree Street NE, Atlanta, GA 30309, USA.

(4)
Based on the Form 13G filed on February 13, 2009, Neuberger Berman, Inc., an affiliate of Lehman Brothers Asset Management Inc and Lehman Brothers Asset Management Asset Management LLC, Neuberger Berman, LLC and Neuberger Berman Management LLC each may be deemed to be a beneficial owner of Shares since they have shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities.

Security Ownership of Management

        The following table shows the interests of Directors and the Executive Officers of the Company as the date of this proxy statement.

Name	Number of Shares Beneficially Owned(1)	Percent Beneficially Owned
Joseph J. Plumeri	3,458,056	2.07
William W. Bradley	131,828	*
Joseph A. Califano Jr	37,000	*
Anna C. Catalano	13,828	*
Sir Roy Gardner	26,870	*
Sir Jeremy Hanley	21,000	*
Robyn S. Kravit	0	*
Jeffrey B. Lane	2,042	*
Wendy E. Lane	41,870	*
James F. McCann	36,828	*
Douglas B. Roberts	35,000	*
Donald J. Bailey	96,203	*
Adam G. Ciongoli	51,092	*
Allan C. A. Gribben	107,982	*
Peter Hearn	94,763	*
David B. Margrett	93,974	*
Grahame J. Millwater	222,016	*
Patrick C. Regan	79,173	*
Susan A. Sztuka	3,741	*
Sarah J. Turvill	224,170	*
Timothy D. Wright	0	*

All our Directors and Executive Officers (21 persons)	4,777,436	2.87

*
Less than 1%.

(1)
Except as follows, the number of Shares beneficially owned by each of the Directors and Executive Officers are unrestricted Shares held by the individual or their nominees. The number of Shares in which the Directors and Executive Officers are deemed to have beneficial interest as at the date of this proxy statement include the following Shares under options that will be exercisable and/or restricted stock units ("RSUs") that will vest on or before May 12, 2009: J. J. Plumeri, 225,000 options and 33,430 RSUs; W. W. Bradley, 130,000 options; J. A. Califano Jr., 35,000 options; A. C. Catalano, 12,000 options; Sir Roy Gardner, 18,000 options and 2,042 RSUs; Sir Jeremy Hanley, 18,000 options; J. B. Lane, 2,042 RSUs; W. E. Lane, 35,000 options and 2,042 RSUs; J. F. McCann, 35,000 options; D. B. Roberts, 35,000 options; D. J. Bailey, 81,952 options and 3,932 RSUs; A. G. Ciongoli, 50,000 options and 1,092 RSUs; A. C. A Gribben, 93,738 options and 3,845 RSUs; P. Hearn, 75,000 options and 10,246 RSUs; D. B. Margrett, 87,500 options and 3,845 RSUs; G. J. Millwater, 137,500 options and 8,461 RSUs; P. C Regan, 67,500 options and 5,383 RSUs; S. A. Sztuka, 2,500 options and 578 RSUs and S. J. Turvill, 112,500 options and 3,460 RSUs.

ITEM 2

REAPPOINTMENT OF DELOITTE LLP AS INDEPENDENT AUDITORS

        The Audit Committee, in accordance with the authority granted by the Board of Directors, recommended for Board ratification the appointment of Deloitte LLP, Independent Registered Public Accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2009. This selection was ratified by the Board in February 2009, and approval for their appointment is to be sought from shareholders at the Annual General Meeting. Deloitte LLP acted as the Company's independent auditors for the year ended December 31, 2008. Representatives of Deloitte LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer any pertinent questions.

        A simple majority of Shares present or represented and entitled to vote at the meeting is required to re-appoint Deloitte LLP and refer the issue of their remuneration for the 2009 audit to the Board of Directors in accordance with the Company's bye-laws. The Board delegates the determination of the audit fee, as well as fees for permitted non-audited services, to the Audit Committee.

The Board recommends you vote FOR the appointment of Deloitte LLP as the Company's independent auditors and the authorization of the Audit Committee to determine the independent auditors' remuneration.

 FEES PAID TO INDEPENDENT AUDITORS

        The following fees have been, or will be, billed by Deloitte LLP and their respective affiliates for professional services rendered to the Company for the fiscal years ended December 31, 2008 and December 31, 2007.

	2008	2007
	$'000	$'000
Audit fees(1)	4,766	4,575
Audit related fees(2)	76	98
Tax fees(3)	336	112
All other fees	0	0

Total fees	5,178	4,785

(1)
Fees for the audits of the Company's annual financial statements and reviews of the financial statements included in the Company's quarterly reports for that fiscal year, services relating to the Company's registration statement and US GAAP accounting consultations, and Sarbanes-Oxley Section 404 work.

(2)
Audit related fees relate to professional services such as employee benefit plan audits and, for 2008, accounting due diligence on acquisitions.

(3)
Tax fees comprise fees for various tax compliance engagements.

        The Audit Committee approved all of the services described above in accordance with the Company's pre-approval policy. Less than 1% of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01 (c)(7)(i)(C) under Regulation S-X.

 AUDIT COMMITTEE PRE-APPROVAL PROCESS

        The Audit Committee has adopted a policy regarding the Pre-Approval of Independent Auditors' Services, which can be found in the Corporate Governance section of the Company's website at www.willis.com. This policy requires all services provided by the Company's independent auditors, both audit and permitted non-audit, to be pre-approved by the Audit Committee or the Chairman of the Audit Committee or any other member of the Committee.

AUDIT COMMITTEE REPORT

        The primary function of the Audit Committee is to assist the Board of Directors in its oversight with respect to: (a) the integrity of the Company's financial statements; (b) the selection and oversight of the independent auditors; (c) the Company's compliance with legal and regulatory requirements; (d) the independent auditors' qualifications and independence; (e) the performance of the independent auditors and the Company's internal audit function; (f) the establishment and maintenance of proper internal accounting controls and procedures; and (g) the treatment of employees' concerns regarding accounting or auditing matters as reported under the Company's whistleblower policy. The Audit Committee operates pursuant to a Charter, a copy of which can be found in the Corporate Governance section of the Company's website at www.willis.com. Executive management is responsible for the Company's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

        In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2008, with management and the independent auditors. These discussions included the judgments regarding the quality and acceptability of the Company's accounting principles, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has discussed with the auditors the auditors' independence from the Company and its management, including the written disclosures and the letter received from the auditors regarding the auditors' communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board in Rule 3526, Communication with Audit Committees Concerning Independence. The independent auditors and the Group's Internal Auditors had full access to the Audit Committee, including regular meetings without management present.

        It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's considerations and discussions do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

        Based upon the review discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended that Deloitte LLP be retained to audit the financial statements of the Company for the fiscal year ending December 31, 2009, and agreed that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. The Committee also recommended that Deloitte LLP be retained to conduct the integrated audit of the Company's financial statements and internal control over financial reporting for the fiscal year ending December 31, 2009.

        The Committee's membership is Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane. Mr. Roberts, Sir Jeremy Hanley and Ms. Lane are all independent Audit Committee Financial Experts in view of their respective financial expertise.

Submitted by the Audit Committee of the Board of Directors

Douglas B. Roberts (Chairman), Sir Jeremy Hanley, Robyn S. Kravit and Wendy E. Lane.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        The Company's compensation philosophy, as one of the leading insurance brokers in the world, is to have competitive policies which attract and retain highly qualified and talented executives and professionals. This is paramount as the marketplace in which the Company operates is highly competitive and covers all the financial services areas. Further, the compensation policies, while designed to secure the services of highly capable executives and professionals, must also firmly link behaviors to improving performance with the objective of moving the Company forward and also creating wealth for the shareholders, executive management and all other employees.

Role of the Board Compensation Committee

        As described on page 12, the Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation programs, philosophy and objectives.

Executive Compensation

        The Compensation Committee has the challenge of reviewing a combination of executives based in both the United States and the United Kingdom for roles that could be undertaken by executives regardless of their geographical location. As a consequence the Compensation Committee reviews each Executive Officer against both the US and UK marketplace for each component of compensation though the country of the executive's location will be the principal basis for market review and assessment for annual base salary, bonus and benefits. For the equity compensation the US approach is followed in order to align the interests of our Executive Officers and employees with those of our shareholders.

        The Compensation Committee, in accordance with best practices of executive compensation governance, retains Frederick W. Cook & Co., Inc ("F. W. Cook") as its independent compensation consultant to provide advice on all matters related to senior executives' compensation and compensation programs. F. W. Cook provides data on US and UK executive compensation trends; undertakes analysis of companies with whom the Company competes for senior executive talent as well as performing a competitive analysis of the cash compensation and equity compensation for the Chairman and Chief Executive Officer and the Company's other Executive Officers using leading surveys of the financial services industry. F. W. Cook also provides assistance with selecting appropriate peer companies and non-employee director compensation. F. W. Cook attended five of the Compensation Committee meetings in 2008.

        Willis solely provides insurance brokerage and risk consultancy services, a distinction that leaves us with no direct competitors of comparable financial size in our marketplace. We therefore use financial services specific data (the 2008 Top Executive Financial Services Survey prepared by Towers Perrin for UK executives and the Compensation Data Bank Financial Services Executive Database for US executives) and a peer group for pay and performance comparison consisting of companies in the insurance sector, some of whom do not directly operate as insurance brokers. These peers have been chosen by the Compensation Committee following discussion with the Chairman and Chief Executive Officer. This peer group, which is reviewed regularly by the Compensation Committee to ensure that it remains reasonable and justifiable, consists of Ace Limited, A.G. Edwards Inc., AON Corporation, Arch Capital Group Limited, Arthur J. Gallagher & Co., Axis Capital Holdings Limited, Benfield Group Limited, Brown & Brown Inc., The Chubb Corporation, Comerica Incorporated, Hilb Rogal & Hobbs Company, Jardine Lloyd Thompson Group plc, Marsh & McLennan Companies, Inc., Raymond James Financial, Inc., and XL Capital Ltd. This peer group will be reviewed in 2009 as

Benfield Group Limited and Hilb Rogal & Hobbs Company were both acquired in 2008, the latter by us.

        Following the end of the financial year, the Chairman and Chief Executive Officer makes recommendations on the discretionary compensation awards for the other Executive Officers of the Company to the Compensation Committee for its consideration and approval. In making his recommendations, the Chairman and Chief Executive Officer considers the independent benchmarking reports on Executive Officers, highlighting pay data reflecting the Executive Officer's responsibilities and geographic location in order to set the context in which total compensation can be considered. Within this context, each recommendation for the Executive Officers is considered relative to their contribution to the Willis Group, their business unit's results and the performance of the Willis Group as a whole against the benchmark of its EBIT (Earnings Before Interest and Taxation) and EPS (Earnings Per Share) performance. EBIT and EPS performance is also considered against the Company's peers in the insurance broking sector. The Compensation Committee uses EBIT as it believes that this best represents both the Company's revenue performance and how it manages its cost base, and uses EPS as this best represents the level to which the Company is enhancing shareholder value. Compensation or amounts realizable from prior compensation are not generally taken into account when making these proposals.

        The data and analysis provided by F. W. Cook is used by the Compensation Committee for reviewing consistency of application with the Company's compensation philosophy and objectives for both levels and composition of executive compensation, including that of the Chairman and Chief Executive Officer. The Compensation Committee however may exercise discretion when making compensation awards, to take account of the dynamic nature of the insurance sector internationally and the adaptability and response required by the Company's leadership to manage the significant changes which have been commonplace.

Executive Compensation Components

        The Company competes with many large companies for senior executive talent and generally targets exceptional reward for exceptional performance. As such, the Compensation Committee generally sets the benchmark for total annual compensation for Executive Officers at the 75th percentile of compensation paid to similarly situated executives of the companies comprising our peer group. Variations to this objective may occur based on the individual's level of experience and performance and market factors. These objectives recognize the Compensation Committee's expectations that, over the long term, the Company will continue to generate returns in excess of the average of its peer group. For Mr. Plumeri the total annual compensation has been above the 75th percentile in recognition of his exceptional performance and leadership over a number of years.

        The Compensation Committee reviews each element of compensation separately and also the effect of any change on the target for total annual compensation as well as total direct compensation, which includes long term incentives. Differences between Executive Officers reflect the roles they are in and the different market pay relating to those roles.

        The elements of compensation for our Executive Officers are as follows:

        Salary—Base salary is intended to provide a fixed level of compensation based on the individual's role, experience and skills and set at a level designed to be competitive in the relevant markets in which our Executive Officers operate. Base salaries are reviewed by the Compensation Committee annually in February for all the Company's Executive Officers against survey data.

        The salary levels are generally positioned at and around the median level and adjustments are only made to reflect changes in responsibilities or where competitive market conditions warrant it. In line with our Compensation Philosophy, exceptional performance by our Executive Officers is generally rewarded through annual and/or long term incentive compensation, not through base pay.

        The Chairman and Chief Executive Officer, Joseph J. Plumeri, has had no change to his base salary since he joined Willis in October 2000. This reflects the Company's and Mr. Plumeri's shared view that his incentives will be best aligned with the interests of shareholders if a significant element of his annual compensation is tied to the Company's performance.

        In 2008, salary adjustments took place to bring the base pay of G. J. Millwater and P. C. Regan and certain other Executive Officers in line with the competitive market for the executives in their roles.

        Annual Incentive Compensation—Our annual incentive compensation is designed to incentivize and reward Executive Officers for generating short term financial performance at both the Willis Group and business unit level, and to retain strong performers. While the annual plan is discretionary, annual incentive awards are intended to deliver exceptional pay for exceptional performance and also provide short term performance-driven wealth creation, offsetting the de-emphasis on regular base pay increases and the high risk/high wealth potential associated with the Willis Group's long-term incentives.

        The annual incentive award levels are generally considered to ensure that exceptional performance will deliver total annual compensation at and around the 75th percentile of the relevant markets in which our senior executives operate.

        The annual bonus of the Chairman and Chief Executive Officer and the annual incentives of other Executive Officers are reviewed and approved by the Compensation Committee in February with payments generally made in March.

        Each Executive Officer, other than the Chairman and Chief Executive Officer, is eligible to receive an annual incentive award under the Company's Annual Incentive Plan (AIP). The AIP for the Executive Officers is a discretionary plan. For 2008, the annual incentive pool was determined after consideration of the Company's performance against the performance targets announced at the Company's Investors Day in November 2007 (Adjusted Earnings Per Share of $2.85 - $2.95 and Adjusted Operating Margin of 24%). These targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. For 2009, the annual incentive pool will be determined after consideration of the EBIT performance against budgeted EBIT agreed by the Board. In addition to these financial targets, the Executive Officers' performance against personal objectives is considered.

        Annual bonuses payable to the Chairman and Chief Executive Officer are determined based on actual EBIT compared to budget and are made in accordance with the Willis Group Senior Management Incentive Plan, which was approved by shareholders at the 2005 Annual General Meeting. The plan is a qualified performance-based compensation plan in accordance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), which prevents the Company from taking a tax deduction for non-performance-based compensation in excess of $1,000,000 million, in any fiscal year, paid to the Chief Executive Officer and the three other most highly compensated named Executive Officers (excluding the Chief Financial Officer). The bonuses under this plan, which at the discretion of the Committee can be in cash and/or an equity-based award of equivalent value, are considered "performance-based compensation" within the meaning of Section 162(m). This plan, which was established to comply with US tax legislation, provides for an annual bonus of 5% of the Company's earnings for the fiscal year, which the Compensation Committee may reduce (but not increase) in its discretion. For this purpose, earnings means the Company's operating income before taxes and extraordinary loss as reported in its audited consolidated financial statements. The Compensation Committee exercised its negative discretion and set the 2008 bonus for the Chairman and Chief Executive Officer at the level provided for in his employment agreement.

        As highlighted earlier, the annual incentive pool available for the Executive Officers in 2008 was determined in consideration of the Company's performance for the year versus the performance targets shared with investors. Our policy in determining performance targets is to exclude financial items over which management has no control, for example foreign exchange impacts or translation or accounting gains/losses generated from revaluation of accounting balances relating to non-operational assets. Each Executive's contribution was rigorously considered, both financially and incorporating feedback by each Executive Officer of their view of their peers' performance and the management team as a whole. In this performance context and the context of market pay, the Chairman and Chief Executive Officer proposed the pool and the allocation of that pool to the Compensation Committee for their approval.

        In determining Mr. Plumeri's 2008 bonus award, the Compensation Committee took account of outstanding overall leadership in a rapidly changing global business and regulatory environment and the bonus arrangements in his Employment Agreement, which provide for a bonus target of at least 337% of his base salary if the EBIT target is met, at least 225% of his base salary if 95% of the EBIT target is met and at least 450% of his base salary if 105% of the EBIT target is met.

        Consistent with his Employment Agreement, our Chairman and Chief Executive Officer received 50% of his 2008 bonus in the form of restricted stock units ("RSUs") which were granted on March 2, 2009, and which vest in equal tranches over two years. Further, to recognize this deferred and retentive form of compensation, the RSU awards are matched on a 1 for 4 basis and on a payment which is equal to the dividends that would have been received on the RSUs during the retention period if such RSUs had been Shares.

        The cash portion of the 2008 bonus payment for the Chairman and Chief Executive Officer and the annual incentive awards of our other Executive Officers have a retentive element through forfeiture conditions that require an Executive Officer to repay a proportionate amount of the cash portion of the incentive if the Executive Officer voluntarily leaves the Company's employ before December 31, 2011.

        Details of the 2008 annual incentive awards made to our named Executive Officers are shown in the Bonus Column of the Summary Compensation Table on page 28 and in footnote (1) to the Grant of Plan-Based Awards table on page 30. In determining awards for the other Executive Officers, the Chairman and Chief Executive Officer reviewed the Company's performance against the 2008 performance targets announced at the Investors Day in November 2007, as well as the personal objectives set for them. These recommendations were made to the Compensation Committee who, in determining the level of awards, reviewed and discussed the performance results with the Chairman and Chief Executive Officer and, in particular, the question of exceptional performance to determine whether or not the target recognition at and around the 75th percentile referred to above was met, which it was in all cases for 2008.

        Long Term Incentives—Our long term incentives form the most significant element of the compensation for our Executive Officers. Discretionary awards are considered each year and are usually in the form of stock award grants, primarily share options, which give ownership in the Company's shares and align Executive Officers' interests with those of our shareholders.

        It is the Board's policy to seek the cancellation or reimbursement of incentive payments or equity awards made to Executive Officers where the Company's financial results have to be materially restated and the incentive payments or share award values made to the Executive Officers would have been lower if the Company's results had been properly reported.

2008 Long Term Incentive Plan

        In November 2007, the Chairman and Chief Executive Officer led the Executive Officers in an Investors Day during which management shared the direction that the Company intends to take in the future. The plans were supported with information regarding what actions the Willis Group was executing and what this would mean in terms of the Willis Group's Earnings Per Share and Operating Margin targets over the next three years. These targets were subsequently amended as a consequence of the acquisition of Hilb Rogal & Hobbs Company.

        Our 2008 Long Term Incentive Plan was designed to reward and retain Executives against the achievement of these targets by granting options in 2008 that would be earned in thirds on an annual basis. Awards are 100% performance related and there are goals that are applicable to each year of the three year period, where 50% of the award will be earned against an Adjusted EPS target and 50% will be awarded against an Adjusted Operating Margin target in each case, reflecting those advised at our 2007 Investors Day. The performance targets in respect of 2008 (Adjusted Earnings Per Share of $2.85 -$2.95 and Adjusted Operating Margin of 24%) were met, after adjustment to exclude the impact of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. However, as a consequence of the acquisition of Hilb Rogal & Hobbs Company, the performance targets in respect of 2009 and 2010 were adjusted by the Compensation Committee to reflect the impact of Hilb Rogal & Hobbs Company, as follows:

	2009	2010
Adjusted Earnings Per Share	$3.15 - $3.25	$4.05 - $4.15
Adjusted Operating Margin	24%	27%

        There is an adjustment feature for the grants made in 2008 that enables any options unearned in 2008 and 2009 for failure to meet the relevant target to be re-earned if the performance targets for 2010 are achieved. In order to incentivize our Executive Officers to exceed these targets, additional options will be awarded if the higher EPS target for 2010 of $4.15 is exceeded and total shareholder return exceeds the average of the Standard & Poor's 500 by at least 1.5% over the three year performance period.

        These financial measures have been adopted to drive performance to provide superior returns to our shareholders while ensuring operational efficiencies continue to be delivered by our management team.

        In addition, while awards are earned after a three year period, Shares only vest and become exercisable in the third, fourth and fifth years of the grant, thus ensuring appropriate retention.

        Details of the performance options over 1,700,000 Shares granted in 2008 to the Chairman and Chief Executive Officer, and of the performance options over 365,000 Shares, in aggregate, granted to the other named Executive Officers appearing in the Summary Compensation Table on page 28 are shown in the Grant of Plan-Based Awards table on page 30.

Executive Officer Share Ownership Guidelines

        Details of share awards made to our named Executive Officers during 2008 are shown in the Grant of Plan-Based Awards table on page 30. All outstanding Share awards held by our named Executive Officers are shown in the Outstanding Equity Awards at Fiscal Year-End table on page 33.

        Collectively, our Executive Officers have ownership and an equity interest in 3,423,708 Shares and unexercised share grants in respect of 5,273,322 Shares. These represent approximately 5.2% of the Shares outstanding on a diluted basis.

        In July 2008, the Company adopted revised share ownership guidelines for its Executive Officers, who are required to retain 75% of the Shares they acquire upon the exercise of options or of restricted stock units, after paying taxes and exercise costs. No sales of Shares by an Executive Officer in excess of the 25% threshold will be permitted whilst still in office, other than in exceptional circumstances, which must be approved by the Chairman and Chief Executive Officer and the Chairman of the Compensation Committee.

        Further, following the Initial Public Offering in 2001, some of our current Executive Officers and senior management had a significant amount of their personal wealth in Shares, and such wealth has an extremely high exposure to movements in our share price and exchange rates. In recognition of this undue concentration of their personal finances in the Company, the Compensation Committee has recommended that, while the Chairman and Chief Executive Officer and other Executive Officers should retain a significant ownership position, including new grants, they should also be allowed to consider realizing, where approval has been given, some of their gains in a controlled manner by selling up to 25% of the value of their Shares in each year (subject to the retention requirements designated above). All requests by Executive Officers to reduce the number of shares that they hold must be approved by the Chairman and Chief Executive Officer or by the Chairman of the Compensation Committee for the Chairman and Chief Executive Officer.

Share Award Policy

        In October 2008, the Board of Directors adopted a new policy to govern the granting of share options and other stock awards under the Company's share plans, as summarized below.

        It is the Company's policy not to backdate option grants or other stock awards to take advantage of a lower share price; nor will it schedule grants of options or other stock awards before or after specific events to take advantage of anticipated movements in the price of our Shares. Share awards to Executive officers made in 2008 were granted in accordance with the share award policy, on the first permissible dealing day, in accordance with the Company's Policy for dealing in Willis shares, following the 2008 Annual General Meeting as these grants were subject to the approval by shareholders of the Willis Group Holdings Limited 2008 Share Purchase and Option Plan at that meeting.

        It is also the Company's policy to grant options with an exercise price no less than the closing sales price as quoted on the NYSE on the date of grant, except in the case of the Company's Sharesave plans, for which the exercise price is set at the closing sales price on the date before employees are invited to participate.

        In addition to approving share award grants to Executive Officers, the Compensation Committee is responsible for approving the overall allocation of stock award grants to the Company's employees for the forthcoming year. Implementation of the granting of such awards within the agreed annual plan is delegated to the Share Award Committee, a sub-committee of the Compensation Committee consisting of the Chairman and Chief Executive Officer, the President, the Group Chief Operating Officer and Group Chief Financial Officer, and the Group Human Resources Director. The members of the Share Award Committee liaise closely with the Chairman of the Compensation Committee to ensure that, in particular, the timing of grants is appropriate.

        Awards may be made at a time when the Company is in possession of material non-public information, so long as the timing of the award is not motivated by an intention to improperly use any such material non-public information for the benefit of the recipient.

        Annual Share awards to Executive Officers will be authorized by the Compensation Committee at its first regularly scheduled meeting following the announcement of the Company's annual results, and the grant date shall be the date of that meeting or a date specified by the Compensation Committee not later than 30 days following that meeting.

        Except as directed by the Compensation Committee, Share awards granted by the Share Award Committee to non-Executive Officers, for example to new employees or for retention purposes, will be granted on the first trading day in each month at fair market value following the month in which a new employee commences his employment or a retention award is approved by management.

        Other Benefits—In addition to the elements of compensation described above, we provide retirement, life assurance and medical benefits to be competitive with the marketplace in which Executive Officers operate.

        Retirement income is provided to the Chairman and the Chief Executive Officer and some other Executive Officers through our defined benefit retirement plans. In recent years the Company has closed its defined benefits plans to new employees so that recently hired Executive Officers participate in defined contribution plans. The Company believes that this is the most appropriate way of providing an income after retirement to our Executive Officers. Details of the retirement benefits received by the named Executive Officers are contained in the compensation tables in the section entitled "Pension Benefits".

        Most of our US Executive Officers participate in a non-contributory defined benefit plan with no enhanced benefits compared to other US employees other than Joseph J. Plumeri, who participates in a deferred compensation plan. $800,000 is credited annually to a deferred compensation plan on Mr. Plumeri's behalf to provide retirement income on top of his defined benefit plan. Since 2007 our defined benefit plan in the US has been closed to new associates so Executive Officers who joined after that participate in a 401(k) plan only.

        We also maintain a deferred compensation plan for certain US employees whose annual salary is in excess of $150,000 that allows them to plan their tax position through a deferral of a portion of their annual compensation. Also, Willis North America Inc. has a 401(k) plan covering all eligible employees of Willis North America Inc. and its subsidiaries. Shares are available as an investment option to participants in Willis North America's 401(k) plan.

        Perquisites—During 2008, Messrs. Millwater, Regan, Hearn and Crowley were required to spend a significant amount of time in New York. Normally they would have stayed in hotel accommodation in accordance with the Company's policy. However, it was agreed that accommodation would be leased. Details of this and other perquisites are disclosed in the Summary Compensation Table on page 28.

Tax and Accounting Implications

        The Compensation Committee considers the anticipated tax treatment to the Company and to the Executive Officers in its review and establishment of compensation programs and payments. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time when income is recognized under various awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. Our general policy is to preserve the tax deductibility of compensation paid to the Chairman and Chief Executive Officer and other Executive Officers whose compensation is required to be disclosed, including annual incentives and shares of incentive stock under the terms of the Company's share plans. For UK-based executives, a condition of the stock awards is that the participant agrees to pay any social security taxes otherwise paid by the Company upon the exercise of the stock award.

        The Willis Group Senior Management Incentive Plan was applied to Mr. Plumeri in each of 2005 through 2008 and will again be applied in 2009. It is anticipated that all incentive compensation payments made under the plan will be tax deductible.

        The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

        It is also our general policy to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company, for which the Company accounts in accordance with FAS 123R.

Payment on Change of Control

        No named Executive Officer, other than Joseph J. Plumeri, has change of control provisions in his employment agreement. Details of the change of control provisions applicable to Mr. Plumeri and how such event affects his compensation are contained in the section entitled "Potential Payments to the Chairman and Chief Executive Officer" on page 37. Mr. Plumeri joined Willis when it was privately owned, predominantly by Kohlberg, Kravis & Roberts ("KKR"). In order to recruit an individual of the right caliber to fill the role of Chairman and Chief Executive Officer of the Company as then existed, and given the range of exit strategies available to KKR, it was considered appropriate at that time to include provisions in his employment agreement which provide protection in the case of a termination of employment following a change of control.

COMPENSATION COMMITTEE REPORT

        This report is submitted to the shareholders of Willis Group Holdings Limited ("Willis Group") by the Compensation Committee (the "Committee") of the Board of Directors. The Committee consists solely of non-executive Directors who are independent, as determined by the Board in accordance with Willis Group's guidelines and NYSE listing standards.

        The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this proxy statement, and having satisfied itself as to the completeness and accuracy of the Company's compensation philosophy and policies recommended to the Board that it be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors
Sir Roy Gardner, Jeffrey B. Lane and James F. McCann.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of our Executive Officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our Executive Officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

 COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth cash and other compensation paid or accrued for services rendered in 2008 to the Chairman and Chief Executive Officer, the Group Chief Financial Officer and each of the other three most highly compensated Executive Officers of the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
J. J. Plumeri	2008	1,000,000	1,685,000	1,191,880	4,741,938	183,368	854,914	(5)	9,657,100
Chairman and Chief	2007	1,000,000	3,400,000	703,402	958,000	264,583	827,109		7,153,094
Executive Officer	2006	1,000,000	2,125,000	—	505,319	214,654	833,780		4,678,753
G. J. Millwater(10)	2008	833,445	916,790	300,929	713,634	533,405	61,964	(6)	3,360,167
Group President	2007	800,520	880,572	195,729	534,826	276,179	29,451		2,717,277
	2006	587,392	506,770	—	342,153	296,691	30,036		1,763,042
P. C. Regan(10)	2008	740,840	583,412	191,492	597,983	14,817	42,836	(7)	2,171,380
Group Chief	2007	600,390	560,364	124,554	418,418	44,029	46,245		1,794,000
Operating Officer	2006	488,342	322,490	—	282,614	53,441	13,657		1,160,544
and Chief Financial
Officer
P. Hearn	2008	550,000	1,172,340	458,939	357,970	48,835	72,854	(8)	2,660,938
Chief Executive	2007	518,750	1,042,080	333,351	228,855	63,580	46,758		2,233,374
Officer, Willis Re	2006	—	—	—	—	—	—		—
M. F. Crowley(11)	2008	512,500	253,041	—	720,781	290,998	4,764,466	(9)	6,541,786
President, Willis	2007	—	—	—	—	—	—		—
HRH	2006	—	—	—	—	—	—		—

(1)
Messrs. Millwater and Regan receive their salaries and bonuses in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2008 (£1:$1.8521).

(2)
The 2008 bonus for Mr. Plumeri was paid 50% in cash and 50% in RSUs. The 2008 bonuses for Messrs. Millwater, Regan and Hearn were paid approximately 82% in cash and 18% in RSUs. The amount of 2008 bonus shown against their respective names reflects the amount of bonus paid in cash only. The RSUs were granted on March 2, 2009 by reference to the Company's closing share price for its Shares on the NYSE on that date ($20.97). In addition, Messrs. Plumeri, Millwater, Regan and Hearn received 1 matching RSU for every 4 granted. Both the cash and RSU elements of the 2008 bonus paid to these Executive Officers are subject to forfeiture conditions if they voluntarily leave the Company's employ: the cash element will require a proportional reimbursement if an Executive Officer voluntarily leaves the Company's employ before December 31, 2011; and the RSUs vest in equal tranches on the first and second anniversaries of grant, subject to the Executive Officer continuing to be in the Company's employ on those dates.

The 2008 bonus for Mr. Crowley was paid in respect of his service to Hilb Rogal & Hobbs Company prior to October 1, 2008.

(3)
Stock and Option Award values shown are the compensation costs recognized in the Company's financial statements for each respective year for the RSU and option awards granted to the named individuals in accordance with FAS 123R (Financial Accounting Standards Board Statement of Financial Accounting Standard (revised 2004) Share-Based Payment). As a consequence, the amounts shown include RSU and option awards granted in 2008 and prior years. The assumptions made in the fair market valuations of the stock and option awards are described in the "Share-Based Compensation" note to the consolidated financial statements (note 4) contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

(4)
Change in Pension Value for Mr. Plumeri includes aggregate earnings under the Deferred Compensation Plan of $99,983.

(5)
All Other Compensation for Mr. Plumeri includes a deferred compensation credit of $800,000, which he receives for each year he continues to be with the Company and which is made to a non-qualified deferred compensation plan on his behalf; $22,500 dividend equivalents paid on vested RSUs, $14,207 relating to medical, life and disability insurance, and $18,207 relating to pension contributions.

(6)
All Other Compensation for Mr. Millwater includes $13,580 car allowance, $5,134 dividend equivalents paid on vested RSUs, $1,584 medical insurance, $41,466 for personal use of an apartment in New York (see description of perquisites on page 26) and $200 sundry costs.

(7)
All Other Compensation for Mr. Regan includes $13,580 car allowance, $3,267 dividend equivalents paid on vested RSUs, $650 medical insurance and $25,339 for personal use of an apartment in New York (see description of perquisites on page 26).

(8)
All Other Compensation for Mr. Hearn includes $15,185 relating to medical, life and disability insurance, $21,207 pension contributions, $6,896 dividend equivalents paid on vested RSUs, $29,466 for personal use of an apartment in New York (see description of perquisites on page 26) and $100 sundry costs.

(9)
All Other Compensation for Mr. Crowley includes a change in control payment, relating to the acquisition of Hilb Rogal & Hobbs Company, of $4,745,949, $7,432 relating to medical, life and disability insurance and $11,085 for personal use of an apartment in New York (see description of perquisites on page 26).

(10)
On February 29, 2008 the Company announced the appointment of Mr. Millwater as President and of Mr. Regan as Group Chief Operating Officer.

(11)
Mr. Crowley was appointed an Executive Officer on October 1, 2008, following the acquisition of Hilb Rogal & Hobbs Company. Compensation figures shown for 2008 include amounts earned prior to that date as Chief Executive Officer of Hilb Rogal & Hobbs Company.

Grant of Plan-Based Awards

        The following table sets forth the grants of options made to the named Executive Officers during 2008(1).

Name	Grant Date		All other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
J. J. Plumeri	03.17.08		32,792	(2)	—		—	1,062,461
	05.06.08		—		1,700,000	(3)	37.06	15,135,750
G. J. Millwater	03.17.08		8,490	(2)	—		—	275,076
	05.06.08		—		140,000	(4)	37.06	1,387,400
P. C. Regan	03.17.08		5,402	(2)	—		—	175,025
	05.06.08		—		125,000	(4)	37.06	1,238,750
P. Hearn	03.17.08		10,050	(2)	—		—	325,620
	05.06.08		—		100,000	(4)	37.06	991,000
M. F. Crowley	10.01.08	(5)	—		7,255		22.79	59,636
	10.01.08	(5)	—		34,824		27.12	286,253
	10.01.08	(5)	—		17,412		29.41	143,127
	10.01.08	(5)	—		17,412		22.43	143,127
	10.01.08	(5)	—		8,706		21.51	71,563
	11.03.08	(6)	—		50,000		25.79	341,500

(1)
As described in footnote 2 to the Summary Compensation Table on page 28, on March 2, 2009, awards of RSUs in connection with 2008 bonuses were made in the following amounts (and grant date fair value) respectively, inclusive of a 1 to 4 matching award: J. J. Plumeri 100,440 ($2,106,227); G. J. Millwater 9,182 ($192,547); P. C. Regan 5,843 ($122,528); and P. Hearn 15,528 ($325,622). These amounts are not properly includable in the table above, as the grants were made in 2009.

  In respect of Messrs. Millwater and Regan, who receive their bonuses in pounds sterling, the dollar amount used to calculate the number of RSUs was converted at a rate of $1:$1.4006, being the closing exchange rate on the date of grant.

(2)
The amounts shown are the number of RSUs awarded to the named Executive Officers in respect of their 2007 bonuses, inclusive of a 1 to 4 matching award. The value of these awards is not included in the Bonus column of the Summary Compensation Table.

(3)
Option was granted on May 6, 2008. Shares subject to the option will become Earned Performance Shares upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such Earned Performance Shares will become exercisable on the third anniversary of grant. The performance targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets.

(4)
Options were granted on May 6, 2008. Shares subject to the option will become Earned Performance Shares upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such Earned Performance Shares will become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of grant respectively. These targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets.

(5)
As a consequence of the acquisition of Hilb Rogal & Hobbs Company, which was completed on October 1, 2008, options granted previously under the Hilb Rogal & Hobbs Company employee share plans were exchanged for options over our Shares using a ratio of 1.451, being the exchange ratio calculated in accordance with the terms of the associated Agreement and Plan of Merger dated June 7, 2008.

(6)
Options were granted on November 3, 2008. Shares subject to the options were to become Earned Performance Shares upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such Earned Performance Shares were to become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of grant respectively. These targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. The options lapsed upon M. F. Crowley ceasing to be an employee on January 31, 2009.

Chairman and Chief Executive Officer's Employment Agreement

        On October 15, 2000, Joseph J. Plumeri entered into a five-year employment agreement with a subsidiary of the Company which was subsequently amended and amended again in February 2008 to extend its term to the Annual General Meeting of shareholders in 2011, which is expected to be held in April 2011, and to confirm the performance targets and conditions applicable to the receipt of annual and long term incentives as agreed by the Board on the recommendation of the Board Compensation Committee. A consequence of that amendment was that Mr. Plumeri agreed to the removal of the provision of an annual guaranteed bonus of $1,000,000, receipt of which Mr. Plumeri had waived for each of the years 2002 to 2007.

        Pursuant to this agreement Mr. Plumeri maintained his base salary of $1,000,000, receives an annual bonus subject to the achievement of performance targets related to the Company's actual EBIT compared to the approved budgeted EBIT (subject to the Compensation Committee being obligated to consider, in good faith, and award bonuses if appropriate, at lower levels of EBIT achievement and award higher bonuses where deserved) and receives a deferred compensation credit of $800,000 for each year he continues to be with the Company, which is made to a non-qualified deferred compensation plan on his behalf.

        In addition, this agreement provided for Mr. Plumeri to be granted performance-based options over 1,700,000 Shares following the approval by shareholders at the 2008 Annual General Meeting of the 2008 Share Purchase and Option Plan. Of these performance-based options, 1,200,000 will be earned in six tranches of 200,000, subject to the achievement of the performance targets for 2008 to 2010 outlined at the Company's Investor Day in November 2007. The performance targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. In addition, 250,000 shares will be earned upon the achievement of an increase of the EPS target established for 2010, as amended, and a further 250,000 shares will be earned if the Company's total shareholder return exceeds the average of the Standard & Poor's 500 by at least 1.5% over the three year performance period. The agreement also contains certain non-compete and non-solicitation covenants and provisions relating to Mr. Plumeri's termination of employment. See "Potential Payments to the Chairman and Chief Executive Officer" on page 37 for further information. The term of the agreement ends upon the conclusion of the Annual General Meeting of shareholders in 2011 or the earlier of the giving by either party of 90 days' prior written notice.

        Mr. Plumeri's employment agreement was amended on December 31, 2008, to (i) make the agreement compliant with IRS Code Section 409A regarding the taxation of deferred compensation; (ii) clarify that the Company will gross-up the actual amount of tax paid on certain benefits that the Company has already agreed to gross-up, and (iii) clarify that the payment of certain benefits due "promptly" after a termination will be within 30 days. In addition, the Amendment also updates the performance targets and conditions applicable to the option to purchase Shares granted to Mr. Plumeri on May 6, 2008, in accordance with his employment agreement, consistent with the targets applicable to all other employees following the acquisition of Hilb Rogal & Hobbs Company.

Other Named Executive Officers' Employment Agreements

        G. J. Millwater, P. C. Regan and P. Hearn each have an employment agreement with a subsidiary of the Company. Each agreement provides for an annual salary which is subject to review and which for 2008 was $833,445 for Mr. Millwater, $740,840 for Mr. Regan and $550,000 for Mr. Hearn. Messrs. Millwater and Regan receive their salaries in pounds sterling and the above figures have been converted into dollars at the average exchange rate for 2008 (£1:$1.8521). Messrs. Millwater, Regan and Hearn participate in the Annual Incentive Plan which provides for an annual incentive award dependent on Company and personal performance. In respect of Messrs. Millwater and Regan, each employment agreement may be terminated generally upon giving 12 months' notice and contains certain non-compete and non-solicitation covenants. The Company has entered into a separate restrictive covenant agreement with Mr. Hearn which prevents him from undertaking any activity deemed to be in competition with the Company for a period of up to twelve months following termination of his employment, during which the Company will make monthly payments equivalent to his base salary. M. F. Crowley's employment agreement provided that his employment may be terminated by either party upon giving 15 day's notice. Mr. Crowley ceased to be an employee of the Company effective January 31, 2009.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth the options and stock awards held by the named Executive Officers as at December 31, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
J. J. Plumeri	100,000		—		38.06	03.19.2014		—		—
	125,000		375,000	(1)	32.78	06.20.2014		—		—
	—		1,700,000	(2)	37.06	05.06.2015		—		—
	—		—		—	—		45,002	(3)	1,119,650
	—		—		—	—		32,792	(4)	815,865
G. J. Millwater	60,000		15,000	(5)	38.06	03.19.2014		—		—
	62,500		187,500	(1)	32.78	06.20.2014		—		—
	—		140,000	(6)	37.06	05.06.2015		—		—
	—		—		—	—		11,262	(3)	280,199
	—		—		—	—		8,490	(4)	211,231
P. C. Regan	20,000		30,000	(7)	36.94	01.01.2016		—		—
	1,082		4,332	(8)	36.94	01.01.2016		—		—
	37,500		112,500	(1)	32.78	06.20.2014		—		—
	—		125,000	(6)	37.06	05.06.2015		—		—
	—		—		—	—		7,167	(3)	178,315
	—		—		—	—		5,402	(4)	134,402
P. Hearn	40,000		10,000	(5)	38.06	03.19.2014		—		—
	25,000		75,000	(1)	32.78	06.20.2014		—		—
	—		35		36.60	09.22.2014		—		—
	—		100,000	(6)	37.06	05.06.2015		—		—
	—		—		—	—		10,714	(9)	266,564
	—		—		—	—		13,792	(3)	343,145
	—				—	—		10,050	(4)	250,044
M. F. Crowley	7,255	(10)	—		22.79	07.02.12	(11)	—		—
	34,824	(10)	—		27.12	16.02.13	(11)	—		—
	17,412	(10)	—		29.41	12.02.14	(11)	—		—
	17,412	(10)	—		22.43	11.02.15	(11)	—		—
	8,706	(10)	—		21.51	23.05.15	(11)	—		—
	—		50,000	(12)	25.79	11.03.15		—		—

(1)
Options were granted on June 20, 2006, and vest in four equal tranches on the second to fifth anniversaries of grant.

(2)
Options were granted on May 6, 2008. Shares subject to the options will become Earned Performance Shares upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such Earned Performance Shares will become exercisable on the third anniversary of grant. These targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets.

(3)
RSUs were granted on March 14, 2007, and vest in three equal tranches on the first to third anniversaries of grant. The market value has been calculated using the closing price on December 31, 2008, as quoted on the NYSE ($24.88).

(4)
RSUs were granted on March 17, 2008, and vest in three equal tranches on the first to third anniversaries of grant. The market value has been calculated using the closing price on December 31, 2008, as quoted on the NYSE ($24.88).

(5)
Options were granted on March 19, 2004, and vest in five equal tranches on the first to fifth anniversaries of grant.

(6)
Options were granted on May 6, 2008. Shares subject to the option will become Earned Performance Shares upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such Earned Performance Shares will become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of grant respectively. The performance targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets.

(7)
Options were granted on January 1, 2006, and vest in five equal tranches on the first to fifth anniversaries of grant.

(8)
Options were granted on January 1, 2006, and vest in five equal tranches on the second to sixth anniversaries of grant and are exercisable from the sixth anniversary of grant.

(9)
RSUs were granted on June 20, 2006, and vest in four equal tranches on the second to fifth anniversaries of grant.

(10)
As a consequence of the acquisition of Hilb Rogal & Hobbs Company, which was completed on October 1, 2008, options granted previously under the Hilb Rogal & Hobbs Company employee share plans were exchanged for options exercisable for Shares using a ratio of 1.451, being the exchange ratio calculated in accordance with the terms of the associated Agreement and Plan of Merger, dated June 7, 2008.

(11)
M. F. Crowley ceased to be an employee effect from January 31, 2009, and his Options may be exercised within 90 days of this date. Any options not exercised will lapse.

(12)
Options were granted on November 3, 2008. Shares subject to the options were to become Earned Performance Shares upon the attainment of performance targets in respect of 2008, 2009 and 2010, and such Earned Performance Shares were to become exercisable 50%, 25% and 25% on the third, fourth and fifth anniversaries of grant respectively. These targets were met in 2008 after adjustment to exclude the acquisition of Hilb Rogal & Hobbs Company and the effects of foreign exchange on revaluation of accounting balances relating to non-operational assets. The options lapsed upon M. F. Crowley ceasing to be an employee on January 31, 2009.

Option Exercises and Stock Vested

        The following table sets forth the share options exercised during 2008 by the named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on (#)	Value Realized on ($)(1)
J. J. Plumeri	—		—	22,500	730,800
G. J. Millwater	—		—	5,631	182,895
	13,902	(1)	425,538	—	—
P. C. Regan	—		—	3,583	116,376
P. Hearn	—		—	6,896	223,982
	—		—	3,571	118,986

(1)
G.J. Millwater exercised his option on a cashless exercise basis through a facility, provided by an independent third party broker, which provided the funds for the settlement of the exercise option price and taxes payable due on exercise through the sale of a portion of the Shares acquired upon exercise. As a consequence, he received 8,313 Shares (value realized $254,461). In respect of the RSU awards, the named Executive Officers paid all associated taxes in cash.

Pension Benefits

        Willis North America Inc., Pension Plan—The Group maintains a US retirement program, the Willis North America Inc., Pension Plan, a qualified defined benefits plan. This plan provides members with a pension on normal retirement age of 60 or 65 based on length of service, pensionable remuneration and when they first joined the plan. The compensation limit for the plan is $200,000 for 2007 and 2008. Participants are 100% vested in the Plan after completing five years of service. Employees also become 100% vested if they are participants in the plan and are employed by Company after reaching age 60. The US Pension Plan was closed to new hires from January 1, 2007.

        If participants are vested and married, their surviving spouses may be entitled to survivor benefits from the plan, if the participants die before starting retirement benefits. The default death benefit is the survivor portion of a 50% Joint & Survivor annuity. If participants are age 55 with 10 or more years of service, they may elect an enhanced survivor benefit.

        As at December 31, 2008, Mr. Plumeri had approximately eight years of credited service. The accrued annual benefit for Mr. Plumeri, payable in a straight-life annuity beginning at January 1, 2009, is $51,820. (Mr. Plumeri is over 65). At this retirement age, the years of service and annual Maximum Average Salary for Mr. Plumeri are approximately 8 years and $196,000 respectively.

        As at December 31, 2008, Mr. Hearn had approximately 15 years of credited service. The accrued annual benefit for Mr. Hearn, payable in a straight-life annuity beginning at age 65 is $75,629. At retirement age of 65, the years of service and annual Maximum Average Salary for Mr. Hearn are approximately 26 years and $208,667 respectively.

        Also, Willis North America Inc. has a 401(k) plan covering its eligible employees and those of its subsidiaries. Shares are available as an investment option to participants in Willis North America's 401(k) plan.

        Willis Pension Scheme—The Group also maintains a UK retirement program consisting of the Willis Pension Scheme, an approved defined benefits plan, and an unfunded unapproved plan. A defined contribution plan was introduced in 2006 for new employees. The Willis Pension Scheme provides members with a pension of up to two thirds of pensionable remuneration on normal retirement age of either 60 or 65. Members accrue pension at a rate of 1/30th, 1/50th or 1/60th of pensionable remuneration, depending on grade and when they first joined the Scheme, in each case subject to a maximum of two-thirds of pensionable remuneration on retirement. Other members may have different accrual rates due to individual circumstances, such as continuation of existing benefits on joining. During 2008, members contributed 8% of their pensionable remuneration. The Willis Pension Scheme was closed to new members beginning on January 1, 2006.

        Pensionable remuneration is based on full basic salary less an offset in respect of the UK State Pension, currently £4,716, in the case of most members including G. J. Millwater and P. C. Regan. In addition, pensionable remuneration for members who joined the Scheme after June 1, 1989, including P. C. Regan, is subject to a cap, currently £117,600.

        G. J. Millwater accrues pension at a rate of approximately 1/53rd per annum, and P. C. Regan accrues pension at a rate of approximately 1/60th.

        On death, pensions based on one half of the members' pensions are payable to a surviving spouse.

        Rest of World—Elsewhere, pension benefits for our employees are typically provided in the country of operation through defined contribution plans.

        The following table sets forth the retirement benefits that may be received by the named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($'000)		Payments During Last Fiscal Year ($)
J. J. Plumeri	Willis North America Inc. Pension Plan	8	539		—
G. J. Millwater	Willis Pension Scheme (UK)	20	3,113	(1)	—
P. C. Regan	Willis Pension Scheme (UK)	3	86	(1)	—
P. Hearn	Willis North America Inc. Pension Plan	15	446		—

(1)
The accumulated benefit is calculated in pounds sterling. The dollar figure shown has been calculated at the exchange rate as at December 31, 2008 (£1:$1.46).

Non-qualified Deferred Compensation

        The following table sets forth the non-qualified deferred compensation to be received by the Chairman and Chief Executive Officer. None of the other named Executive Officers receives deferred compensation.

Name	Executive Contributions in Last Financial Year ($)	Registrant Contributions in Last Financial Year ($)		Aggregate Earnings in Last Financial Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Financial Year End ($)
J. J. Plumeri	—	800,000	(1)	99,983	—	5,182,110

(1)
Effective from October 15, 2003, Mr. Plumeri has received an annual deferred compensation credit of $800,000, which is made to a non-qualified deferred compensation plan on his behalf. This payment is included in Mr. Plumeri's All Other Compensation in the Summary Compensation Table. Aggregate earnings are included in Mr. Plumeri's Change in Pension Value in the Summary Compensation Table.

Potential Payments to the Chairman and Chief Executive Officer

        The following table shows the estimated payments and benefits that would have been received by the Chairman and Chief Executive Officer if his employment had terminated on December 31, 2008 and the terms of his Employment Agreement as of February 28, 2008 (as subsequently amended) applied.

	Severance ($)	Deferred Compensation ($)	Accrued Amounts ($)(4)	Total Payments on Termination ($)	Intrinsic Value of Unvested Stock Awards ($)(5)
Termination by the Company without cause or by the Officer with good reason(1)	4,000,000	7,048,777	3,495,950	14,544,727	1,935,515
Termination by the Company on Change of Control(2)	6,000,000	7,048,777	3,495,950	16,544,727	1,935,515
Other Reasons(3)	—	5,182,110	3,495,950	8,678,060	1,935,515

(1)
J. J. Plumeri is entitled, where his employment is terminated either by the Company without cause or by himself with good reason, to receive the lesser of $4,000,000 and $2,000,000 multiplied by a fraction the numerator of which is the number of months of employment remaining until April 2011 and the denominator of which is 12, plus any accrued amounts earned prior to termination but not yet paid and accrued rights. The accrued amounts include unpaid salary and vacation pay; any bonus due as a result of actual performance but not yet paid for any completed financial year; and for the year in which termination occurs payment of a pro rated portion of the actual annual bonus earned based on the performance achieved in that year. Accrued rights include amounts due under medical, life insurance, disability and pension plans, and reimbursable business expenses.

  He will also have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, currently April 2011. On departure the full amount accrued under the deferred compensation plan will become payable.

  Further, Mr. Plumeri would have the right to exercise his vested and not yet exercised share grant awards made in 2006 within 90 days of his date of termination or in the case of those granted in 2004 within two years of termination.

  Mr. Plumeri would have the right to exercise his 2008 option to the extent that applicable performance conditions have been met and shares become Earned Performance Shares, for a period of two years following the later of the date of termination or the end of the applicable performance period. In addition, all unvested RSUs granted in 2007 and 2008 would immediately vest upon termination.

  The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2008, and assuming the Board, through the Board Compensation Committee, would have determined that Mr. Plumeri would be paid a cash bonus of an amount equal to what he is to receive in respect of his performance for 2008.

(2)
Should the Company be subject to a change of control and Mr. Plumeri's employment is terminated by the Company (or successor company) after such change for any reason, including prior to the change of control at the direction of the acquiring or successor company or Mr. Plumeri terminates his employment with or without cause, Mr. Plumeri will receive $6,000,000. Mr. Plumeri will also receive the accrued amounts and accrued rights, as described in (1) above, and he would have credited to his deferred compensation benefit account the amounts he would have received had he remained until the end of his contract of employment, currently April 2011. On departure the full amount payable under the deferred compensation plan will become payable.

  Also, Mr. Plumeri would have the right to exercise his 2006 options to the extent they had vested within two years of termination. As regards unvested 2006 option awards, the Board has the discretion to accelerate Mr. Plumeri's awards so that they can be exercised. For the purpose of this section, it has been assumed that discretion to the maximum extent has been exercised. Mr. Plumeri would also have the right, in the event of a change of control before the end of 2010, to exercise the options granted to him in 2008 within two years of the 2011 Annual General Meeting, provided that either (i) he remains an employee until that meeting, or (ii) his employment is terminated by the Company without Cause, by the employee with Good Reason, death, disability or mutual retirement. In addition, all unvested RSUs granted in 2007 and 2008 would immediately vest upon termination.

  Further, the Company (or our successor) would be required to pay Mr. Plumeri an amount (a "gross-up" payment) in respect of excise taxes that may be imposed under US tax laws on payments and benefits received in connection with a change of control. The gross-up payment would make Mr. Plumeri whole for excise taxes (and for all taxes on the gross-up payment) in respect of payments and benefits received pursuant to the Company's equity and benefit plans. For the purpose of this section, it is assumed that no such payments will be necessary.

  The table above shows the amount Mr. Plumeri would have received had termination taken place on December 31, 2008 by reason of change of control, and assuming the Board has exercised its discretion to determine his unvested share grants should become exercisable to the maximum extent.

(3)
Where the employment is terminated either by the Company for any reason other than as described in (1) and (2) above, including disability, mutual retirement and retirement, Mr. Plumeri will be entitled to receive an amount equal to accrued amounts earned prior to termination but not yet paid, and accrued rights including the right to receive the full amount accrued under the deferred compensation plan.

  Also, Mr. Plumeri would have the right, except where termination is for cause or without good reason by him in relation to his 2006 award, to exercise his vested and not yet exercised exercisable share grant awards made in 2006 within 90 days of his date of termination or in the case of those granted in 2004 within two years of termination. In addition, except where termination is for cause or without good reason by him, all unvested RSUs granted in 2007 and 2008 would immediately vest upon termination.

  In March 2007, Mr. Plumeri's 2006 option agreement in respect of his option grant of 500,000 shares was amended to the effect that, on termination of Mr. Plumeri's employment as a result of retirement, if at that time a successor Chief Executive Officer has been appointed by the Board, Mr. Plumeri's options shall become fully vested and exercisable for a period of two years following such termination. In the event Mr. Plumeri continues his employment with the Company as Executive Chairman after a Chief Executive Officer has been appointed, and afterwards ends his employment as a result of retirement, the same option schedule would apply.

  Mr. Plumeri would have the right to exercise the options granted to him in 2008 to the extent that applicable performance conditions have been met and Shares become Earned Performance Shares, for a period of two years following the later of the date of termination or the end of the applicable performance period, except where termination is for cause or without good reason, in which case such options shall lapse immediate upon termination.

(4)
It has been assumed for this calculation that the Board, through the Compensation Committee, would have determined that Mr. Plumeri be paid a cash bonus of an amount equal to what he is to receive in respect of his performance for 2008.

(5)
In addition to the above, it has been agreed that Mr. Plumeri will still retain the benefit of the Company's Directors and Officers insurance relating to his services for the period up to and including his date of departure where termination of employment is without cause or for good reason or change of control. Also, under the US Pension Plan, in the event of termination of employment for any of the above reasons, Mr. Plumeri will receive the same benefit as other plan participants terminated for similar reasons. For more information please see Executive Compensation—Pension Benefits.

(6)
The terms "cause", "good reason", "disability", "mutual retirement" and "retirement" are used as defined in Mr. Plumeri's employment agreement. The term "cause" includes, among other things, conviction of a felony, willful and continuous disregard for, or serious or persistent breach of material duties and responsibilities, gross negligence or any other form of gross misconduct. The term "good reason" includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to Mr. Plumeri of any duties materially inconsistent with his position or any material breach of his contract of employment by the Company.

  "Change of Control" is defined in Mr. Plumeri's agreement as:

  (a)
  the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company;

  (b)
  occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; provided a Person shall not be deemed so nominated or appointed if such nomination or appointment is the result of a proxy contest or a threatened proxy contest;

  (c)
  the failure of the Company to own, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Willis North America, Inc., ("Willis US") (or the successor entity owning all or substantially all of the assets previously owned by Willis US if such assets are transferred);

  (d)
  a merger, consolidation or other corporate transaction of the Company (a "Transaction") such that the shareholders of the Company immediately prior to such Transaction do not own more than 50 percent of the aggregate ordinary voting power of the surviving entity (or its parent) immediately after such Transaction in approximately the same proportion to each other as immediately prior to the Transaction;

  (e)
  the sale of all or substantially all of the assets of the Company; or

  (f)
  approval by the Company's shareholders of a plan of liquidation or dissolution of the Company.

Potential Payments to Other Named Executive Officers

        The following table shows the estimated payments and benefits that would have been received by the other named Executive Officers if their employment had terminated on December 31, 2008, other than for M. F. Crowley, who ceased to be an employee effective January 31, 2009.

	Total Payments on Termination ($)(1)	Intrinsic Value of Unvested Stock Awards ($)
G. J. Millwater
Termination by Redundancy(2)	985,500	491,430
Voluntary Termination(3)	657,000	0
Termination by the Company on Change of Control(4)	985,500	491,430
Other Reasons(5)	0	491,430
P. C. Regan
Termination by Redundancy(2)	876,000	312,712
Voluntary Termination(3)	584,000	0
Termination by the Company on Change of Control(4)	876,000	312,712
Other Reasons(5)	0	312,712
P. Hearn
Termination by Redundancy(2)	825,000	859,753
Voluntary Termination(3)	550,000	0
Termination by the Company on Change of Control(4)	825,000	859,753
Other Reasons(5)	0	859,753

(1)
G. J. Millwater and P. C. Regan receive their salaries in pounds sterling. The dollar figures shown have been calculated at the exchange rate as at December 31, 2008 (£1:$1.46).

(2)
In respect of the other named Executive Officers, the Company would anticipate making a payment equivalent to 12 months base salary. Further, payments in respect of Messrs. Millwater and Regan may be made to address any statutory redundancy payments required to be made, at rates set from time to time by the Department of Trade and Industry of the UK Government. However, the Company may make enhanced payments on termination, in recognition of factors such as the individual Executive Officer's contribution to the Company and length of service, up to a maximum of 18 months base salary.

  All unvested RSUs granted in 2007 and 2008 would immediately vest upon termination. Further, the other named Executive Officers are entitled to exercise their other vested and not yet exercised share option grant awards within 90 days of termination, except for options under the UK Sharesave Scheme, which may be exercised within six months of termination,

  The table above shows the amounts the other named Executive Officers would have received had termination taken place on December 31, 2008, assuming that payments equivalent to 18 months base salary were made.

(3)
The other named Executive Officers, except for Mr. Hearn, are required to give the Company 12 months notice of their intention to terminate their employment voluntarily. Due to their roles, the Company may require that they vacate their office without serving the full notice period. In these circumstances the Company may pay the other named Executive Officers a sum equivalent to their base salary for the amount of their notice period outstanding. Accordingly, if the Company requires any of Messrs. Millwater and Regan to vacate office immediately upon giving notice of voluntary termination, payments of up to 12 months salary would be paid.

  Mr. Hearn may terminate his employment immediately on giving notice to the Company. Mr. Hearn has however entered a separate restrictive covenant agreement under which the Company will pay him the equivalent of his basic salary for a period of 12 months following his termination in consideration for him not undertaking any business in competition with the Company during that period.

  Generally, share option grants cease to be exercisable on voluntary termination without good reason, as defined in the option award agreement. Good reason includes, among other things, any material diminution of duties, responsibilities or authority, or the assignment to the Executive Officer of any duties materially inconsistent with his position and any material breach of his contract of employment by the Company. Except for this circumstance, all vested and unexercised share options at termination can be exercised within the period defined in the award agreement, which is generally 90 days.

  The table above shows the amounts the other named Executive Officers would have received had termination taken place on December 31, 2008, assuming that they were required by the Company to vacate their office, and that payments equivalent to their base salary for their full notice period would be made.

(4)
Other than Mr. Plumeri (as described above), no other named Executive Officer has change of control provisions in his employment agreement. The amounts payable to the other named Executive Officers in respect of termination following a change in control would be calculated on the same basis described in Termination by Redundancy and Voluntary Termination above.

  Unvested options and stock based grants may become exercisable in the event of a change of control. In such event, the Board or the Compensation Committee may determine, on such terms and conditions as it deems appropriate, that for a period prior to the change of control becoming effective, any stock option or stock based grant shall be exercisable as to all shares subject to such awards, and that, upon the occurrence of such event, such awards shall terminate and be of no further force or effect. If however the Compensation Committee determines that such awards shall remain exercisable after the change of control becomes effective, such awards shall remain exercisable to the extent to which they were exercisable immediately prior to such event. The options and stock awards currently held by the named Executive Officers are detailed in the "Outstanding Equity Awards at Fiscal Year End" table on page 33.

  For this purpose, change of control shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC there under as in effect on the date hereof) of the common shares of the Company representing more than 50% of the aggregate voting power represented by the issued and outstanding common shares of the Company; and (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by persons who were neither (i) nominated by the Company's Board of Directors nor (ii) appointed by Directors so nominated.

  The above position applies to all share grant awards made to the other named Executive Officers.

  The table above shows the amounts the other named Executive Officers would have received had termination taken place on December 31, 2008, assuming that they were paid the higher of the amounts that would be payable for termination through redundancy or voluntary termination.

(5)
Where the employment of any other named Executive Officer is terminated either by the Company for any reason other than as described above, or for retirement (as defined in his employment agreement), the named Executive Officer would have the right to exercise his vested and not yet exercised exercisable share grant awards made in 2006 and 2008 within 90 days of his date of termination, except that for termination through disability or retirement, all unvested RSUs granted in 2007 and 2008 would immediately vest upon termination.

  Under the UK Pension Plan, in the event of termination of employment for any of the above reasons, the other named Executive Officers will receive the same benefit as other plan participants terminated for similar reasons. For more information please see "Executive Compensation—Pension Benefits".

Director Compensation

        All Directors, other than Mr. Plumeri, receive a Director's fee of $75,000 per annum. In addition, the Chairman of the Compensation Committee and of the Corporate Governance and Nominating Committee receives a further $20,000 per annum; the Chairman of the Audit Committee receives a further $30,000 per annum; and other members of the Audit Committee receive a further $10,000 per annum.

        In addition, Sir Jeremy Hanley receives an additional Director's fee of £20,000 (pounds sterling) per annum in respect of his appointment as a Director of Willis Limited, the Willis Group's principal insurance broking subsidiary outside of the USA, which he has held since March 12, 2008.

        Each non-employee Director who is re-elected at the Company's Annual General Meeting will receive an award of RSUs equivalent in value to $75,000, based on the closing price of Shares as quoted on the NYSE on the date of grant. Those appointed after an Annual General Meeting will receive a pro-rated award in respect of their first year in office. The RSUs, unless subject to a deferral election, will vest on the first anniversary of grant. This award of RSUs, which applied from the 2007 Annual General Meeting, replaced the previous policy of granting to new directors on appointment an option over 30,000 Shares. These options were granted at an exercise price equal to the closing price of the Shares as quoted on the NYSE on the date of grant and vest in five equal installments from the first anniversary of grant and are exercisable until the tenth anniversary of grant.

        Each Director is required to hold Shares, including vested share grant awards, equal to three times their annual basic fee of $75,000 within five years of the date of appointment. Further, the Directors shall not be able to sell these Shares until six months following resignation as a Director.

        Under the Non-Employee Directors Deferred Compensation Plan, non-employee Directors may elect to defer all or any portion of their fees to be earned in any given calendar year into: (1) a cash account, in which the deferred fees earn interest at a rate equal to that which we do or could earn on an equal amount of money deposited with a commercial bank; or (2) a stock account, which we credit with a number of Shares equal to the amount of the fees deferred into the stock account divided by the 10-day average sales price of our Shares with respect to the date the Director defers his or her fees. A Director shall only receive a distribution of his or her cash account (in cash) and stock account (in Shares), upon the earlier to occur of: (1) a change of control of the Company; (2) the first business day of the calendar year following the date the Director retires, resigns or otherwise separates from service as a Director; and (3) the termination of the plan by the Board of Directors. As of February 27, 2009, there were 500,000 Shares available for distribution into stock accounts under this plan, of which 9,499 Shares were credited in aggregate to Directors' stock accounts and 50,702 have been issued under the plan to former Directors of the Company.

        The following table sets forth cash and other compensation paid or accrued to Directors of the Company during 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
G. M. Bethune(2)	23,463	9,970	24,995	—		58,428
W. W. Bradley	95,000	0	81,232	—		176,232
J. A. Califano Jr.	75,000	10,477	81,232	—		166,709
A. C. Catalano	75,000	66,600	81,232	—		222,832
E. G. Friberg(3)	69,983	204,165	99,977	—		374,125
Sir Roy Gardner	95,000	62,820	81,232	—		239,052
Sir Jeremy Hanley	114,308	62,820	81,232	—		258,360
R. S. Kravit(4)	58,568	0	56,237	—		114,805
J. B. Lane(5)	50,205	0	56,237	—		106,662
W. E. Lane	85,000	10,477	81,232	13,337	(6)	190,046
J. F. McCann	75,000	10,477	81,232	13,142	(6)	179,851
D. B. Roberts	105,000	10,477	81,232	—		196,709

(1)
Value shown is the compensation cost recognized in the Company's financial statements for 2008 of the RSUs or options granted to the named individuals in accordance with FAS 123R (Financial Accounting Standards Board Statement of Financial Accounting Standard (revised 2004) Share-Based Payment). As a consequence the amounts shown include awards granted in 2008 and in prior years. The assumptions made in the fair market valuations of these awards are described in the "Share-Based Compensation Plans" note to the consolidated financial statements (note 4) contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

  All of the above-named Directors, with the exception of G. M. Bethune, were each granted an award of 2,042 RSUs on May 5, 2008, with a grant date fair value of $74,982.

  At December 31, 2008, A. C. Catalano, Sir Roy Gardner and Sir Jeremy Hanley each held an option to purchase 30,000 shares; J. A. Califano Jr., W. E. Lane, J. F. McCann and D. B. Roberts each held options to purchase 35,000 shares; and W. W. Bradley held options to purchase 130,000 shares. Each Director also held 2,042 RSUs, except for J. A. Califano Jr., Sir Jeremy Hanley and D. B. Roberts, who each held 3,870 RSUs.

(2)
G. M. Bethune did not seek re-election as a Director at the 2008 Annual General Meeting and consequently, ceased to be a Director effective from April 23, 2008.

(3)
E. G. Friberg died on December 6, 2008.

(4)
R. S. Kravit was elected a Director at the 2008 Annual General Meeting on April 23, 2008.

(5)
J. B. Lane was appointed a Director by the Board on April 30, 2008.

(6)
All Other Compensation for W. E. Lane and J. F. McCann relates to spouses' air travel costs incurred in respect of a Board Meeting held in London. No other Directors received perquisites that are required to be included in All Other Compensation.

2001 Share Purchase and Option Plan

        The 2001 Share Purchase and Option Plan (the "2001 Plan") provides for the grant of options to purchase our Shares and restricted Shares and other Share-based grants to any of the Company's employees and Directors. Approximately 4,500 employees currently participate in the 2001 Plan, including Mr. Plumeri and the other Executive Officers. The 2001 Plan is intended to promote the

Company's long-term financial interests and growth by attracting and retaining Associates with the training, experience and ability to enable them to make a substantial contribution to the success of our business; motivate by means of growth-related incentives to achieve the Company's goals; and further the alignment of interests of participants with those of shareholders of the Company through opportunities for increased share ownership in us.

        Limits on Awards.    As of February 27, 2009 options on 14,527,369 Shares and 1,343,244 RSUs remained outstanding (whether vested or unvested). The maximum number shares available to be granted under the 2001 Plan is 25,000,000. Within that limit, the maximum number of restricted shares, purchased shares or other share based grants that may be issued shall not exceed 3,500,000. In connection with certain of our option grants, employees have agreed and may in the future agree to restrict the transferability of the Shares that they own, as of the date the option is granted, for a period of six years from the date of the original option grant, which options may be forfeited without payment in the event the employees breach the transfer restrictions imposed on their Shares.

        Stock options generally become exercisable on the first, second, third, fifth, sixth or eighth anniversary of grant. Certain option grants may accelerate depending on the achievement of certain performance goals and option grants may terminate based on the circumstances surrounding an optionee's termination of employment. The vesting and exercisability of options and other share-based awards may also be accelerated, at the discretion of the Compensation Committee, upon a change in control of the Company.

        Stock Options.    Stock options granted under the 2001 Plan may be either incentive stock options or non-qualified stock options. Any incentive stock options shall have an exercise price at least equal to the fair market value of the shares subject to the option on the date of the grant. No stock option may have a term that is longer than 10 years after the date the option is granted. Stock options granted under the plan may have periods, expiration dates, or other restrictions, as the Compensation Committee in its sole discretion will determine.

        Restricted Shares.    The Compensation Committee may grant to plan participants Shares subject to certain restrictions. Subject to certain limitations, restricted Shares shall not have a restriction period of less than 6 months.

        Purchase Shares and Other Share-Based Grants.    The Compensation Committee may grant to plan participants the opportunity to purchase Shares. The Compensation Committee also may grant to plan participants awards that are denominated in units, payable in Shares, including awards valued other than with respect to the fair market value of the Shares.

        Termination.    Unless sooner terminated by our Board of Directors, the 2001 Plan will expire 10 years after its adoption. Any termination or expiration will not affect the validity of any grant outstanding on the date of the plan's termination or expiration.

        Administration.    The Compensation Committee administers the 2001 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of Shares subject to each grant and the various terms of those grants (including, without limitation, the acceleration of the of any award). The Compensation Committee may from time to time amend the terms of any grant so long as such amendment is consistent with the terms of the plan, and our Board of Directors retains the right to amend, suspend or terminate the 2001 Plan at any time.

        Effects of Certain Corporate Events.    Upon the occurrence of a merger, amalgamation under Bermuda law, consolidation or other corporate event the Compensation Committee may elect to cancel all outstanding awards granted under the 2001 Plan or cause them to remain outstanding and be adjusted to reflect the effect of any such event on the Shares. In the event that the Compensation Committee elects to cancel the outstanding awards, all holders of stock options will have the opportunity to exercise their options in full for a specified period of time prior to the cancellation of their options.

Bonus and Stock Plan

        The Bonus and Stock Plan is a sub-plan of the 2001 Plan and provides for awards of RSUs (the "Award") which is simply a promise by the Company to deliver Shares, on the specified anniversaries of the grant of an Award, generally the first, second or third anniversary of grant. The Award is determined in accordance with a formula based on the eligible bonus and the quoted closing market price of the Share at the date of the Award. Further, the Company matches the Award with an additional award of RSUs, equal to 25% of the Award. As of February 27, 2009, awards over 492,533 Shares had been made and remain unforfeited.

Sharesave Plans

        We established in 2001 a "save as you earn" plan, which we refer to as our Sharesave Plan, which has been approved by the Inland Revenue of the United Kingdom, under which all employees of the Company who have completed a minimum service requirement not exceeding five years and are subject to certain taxes in the United Kingdom are granted options to purchase Shares. The Sharesave Plan is a sub-plan of the 2001 Plan. Options may be granted with a sterling option price that is not less than 80% of the market value of the Shares on the date of grant and, where the Shares are to be subscribed, the nominal value if greater. The options may vest in three, five or seven years' time, with each participant being able to pay for his or her options by entering into a savings contract with a savings provider under which he or she agrees to save a regular monthly amount, not to exceed £250 per month. The current maximum monthly saving amount per grant is £100. Options have been granted in each year from 2001 to 2008 with vesting three years after grant. At the end of the savings period, the participants receive their savings back plus a tax-free bonus, which may be used, at the participant's discretion, to exercise the option. Options not exercised within six months from the end of the contract will lapse. In addition, in the event of a change of control of the Company, options may be exercised within six months of the change of control.

        The Board of Directors may determine the maximum number of Shares available for any option grant. Options may be adjusted, subject to the prior approval of the UK Inland Revenue, to reflect variations in the share capital of the Company, including the capitalization, rights issue and subdivision, consolidation or reduction in the capital of the Company. Also, the Board of Directors may at any time amend the Sharesave Plan, which amendments must be approved by the UK Inland Revenue prior to taking effect in order to ensure that the Sharesave Plan retains its tax-qualified status. However, the Board of Directors may not make any amendments that would adversely affect the rights of participants without obtaining appropriate consents. No options may be granted under the Sharesave Plan after the tenth anniversary of the adoption of the Sharesave Plan.

        Our International Sharesave Plan, known as TWISP, which was established in 2002, is offered to employees of our subsidiaries who are resident under relevant tax laws in 32 countries and our Irish Sharesave Plan for our employees in the Republic of Ireland. Both plans operate on a similar basis to the Sharesave Plan described above and are sub-plans of the 2001 Plan. Options have been granted in each year from 2002 to 2008 with vesting in three years from grant and a maximum monthly saving amount of £100 or local currency equivalent.

        As of February 27, 2009, 466,177 Shares remained unforfeited under all the Sharesave Plans.

2008 Share Purchase and Option Plan

        The Willis Group Holdings Limited 2008 Share Purchase and Option Plan (the "2008 Plan") was approved by shareholders at the 2008 Annual General Meeting held on April 23, 2008. The 2008 Plan has been designed to attract and retain personnel, motivate management personnel and further align the interests of participants with those of the shareholders of the Company, through the granting of a variety of awards. These awards assist with our strategy for delivering significant shareholder value.

        The 2008 Plan provides for the grant of awards to any employees and Directors of the Company and those of certain associate companies.

        Limits on Awards.    The maximum number of Shares available to be granted under the 2008 Plan is 8,000,000, of which the maximum number of shares that may be granted in Incentive Stock Options as defined in section 422 of the US Internal Revenue Code of 1986 Code is 5,000,000. Further, no more than 2,000,000 Shares may be issued as full-value awards (e.g. restricted shares or restricted stock units). Finally, no participant shall receive grants over more than 2,000,000 Shares in any one calendar year.

        Stock Options.    Stock options granted under the 2008 Plan may or may not be incentive stock options as defined in Section 422 of the US Internal Revenue Code of 1986 (the "Share Options"). No Share Option shall be granted at an exercise price less than 100% of the fair market value of the Company's shares on the date of grant. Fair market value shall mean the closing price of the Shares as quoted on the NYSE on the date of grant. Subject to exception, no Share Option may have a term that is longer than 10 years after the date the option is granted. Subject to certain exceptions, Share Options granted under the 2008 Plan shall be subject to a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over time), provided that such restrictions shall not be applicable to grants of Share Options or restricted stock or restricted stock units not in excess of 5% of the number of Shares available for grants under the 2008 Plan. Share Options subject to the achievement of performance conditions may have a minimum vesting period of one year.

        Restricted Stock and Restricted Stock Units.    Subject to certain exceptions, restricted stock or restricted stock units granted under the plan shall be subject to a minimum vesting period of three years from the date of grant (but permitting pro rata vesting over such time), provided that such restrictions shall not be applicable to grants of Share Options or restricted stock or restricted stock units not in excess of 5% of the number of shares available for grants under the 2008 Plan. Restricted stock or restricted stock units subject to the achievement of performance conditions may have a minimum vesting period of one year.

        Purchase Shares and Other Share-Based Grants.    The Compensation Committee may grant to plan participants the opportunity to purchase Shares. The Compensation Committee also may grant to plan participants awards that are denominated in units, payable in Shares, including awards valued other than with respect to the fair market value of the Shares.

        Performance Awards.    The Compensation Committee may determine that the awards may be subject to one or more objective performance goals established by the Compensation Committee.

        Dividend Equivalents.    The Compensation Committee may determine that, subject to complying with Section 409A of the US Internal Revenue Code of 1986 and the rules of the 2008 Plan, amounts equal to the dividends that would have been received on the number of shares subject to an award under the 2008 Plan if they had been issued Shares, shall be paid on the Shares subject to the grant.

        Amendment and Termination.    Unless sooner terminated by the Board of Directors, the 2008 Plan will expire 10 years after its approval by shareholders. Any termination or expiration will not affect the validity of any grant outstanding on the date of the plan's termination or expiration.

        Without the approval of shareholders and as otherwise set out in the "adjustment" section of the 2008 Plan rules, the Company shall not (i) increase the benefits accrued to Participants, (ii) increase the number of shares which may be issued under the Plan, (iii) cancel any Share Option in exchange for cash or another grant (other than in connection with substitute awards), (iv) modify the requirements for participation in the 2008 Plan, (v) lapse or waive restrictions except in limited cases relating to death, disability, retirement, termination of employment without "cause" or for good reason as is determined by the Board, or change in control.

        Administration.    The Compensation Committee administers the 2008 Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of Shares subject to each grant and the various terms of those grants (including, without limitation, the acceleration of the of any award). Subject to certain limitations, the Compensation Committee may from time to time amend the terms of any grant so long as such amendment is consistent with the terms of the 2008 Plan, and the Board of Directors retains the right to amend, suspend or terminate the 2008 Plan at any time.

        Effects of Certain Corporate Events.    The 2008 Plan contains provisions for equitable adjustment or substitution of awards in the event of an extraordinary corporate transaction (including a merger, reclassification, recapitalization, change of control, stock split, spinoff or other similar event) at the discretion of the Compensation Committee. In addition, subject to the discretion of the Compensation Committee described in the preceding sentence and the terms of the applicable grant agreements, the 2008 Plan also contains provisions regarding the termination or cancellation of awards (including without payment) and the acceleration of exercisability or vesting of awards in the event of a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        Willis has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its Directors or Executive Officers or their immediate family members. Directors and Executive Officers are obligated to advise the Head of Compliance of any related person transactions of which they are aware and, in the event that any such transactions involve difficult or complex issues, the Directors and Executive Officers are obligated to advise the Group General Counsel. In addition, the Company's Directors and Executive Officers complete an annual director and officer questionnaire which requires the disclosure of related person transactions. Directors are also obligated to notify the Board of any potential related person transactions of which they become aware. Also, the Board and Corporate Governance and Nominating Committee are responsible for reviewing the independence of each Director, which includes an assessment of the appropriateness of any related person transactions.

Related Person Transactions

        There were no disclosable transactions with the Directors or Executive Officers during 2008.

 SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the NYSE. Officers, Directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. A Form 3 for M. F. Crowley, who was deemed to be Executive Officer upon completion of the merger of Hilb Rogal & Hobbs Company on October 1, 2008, was filed later than required as details of his interests in the Company arising out of the merger were not available from the exchange agent until after the due date for filing. Otherwise, to the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no reports were required, all of its Directors and Executive Officers made all required filings on time during 2008.

INCORPORATION BY REFERENCE

        To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, as amended, the section of this proxy statement entitled "Compensation Committee Report", (to the extent permitted by SEC rules) and the appendices to this proxy statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

SOLICITATION OF PROXIES

        The Board of Directors hereby solicits proxies for use at the 2009 Annual General Meeting and at any adjournment thereof. Shareholders who execute a proxy may still attend the meeting and vote in person.

        If you are a shareholder of record, you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying the Willis's Company Secretary. Written revocations should be directed to:

  Company Secretary
  c/o Office of the General Counsel
  Willis Group Holdings Limited
  One World Financial Center
  200 Liberty Street
  New York, NY 10281-1003

  or by email to 'shareholder@willis.com'.

        If your Shares are held in a stock brokerage account or by a bank or other nominee on your behalf, follow the voting instructions provided to you with these materials to determine how you may change your vote.

        Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company.

        The cost of this proxy solicitation is borne directly by the Company. Mellon Investor Services LLC has been retained to assist in the proxy solicitation at a fee of approximately $8,500 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company's Directors, Officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

        Where a shareholder wants to nominate a person for election to the Board at the Company's Annual General Meeting, the shareholder must provide advance notice to the Company. Notice of shareholder nominations for election at the 2010 Annual General Meeting must be received by the Company Secretary, Willis Group Holdings Limited, care of the office of its subsidiary, Willis Group Limited, The Willis Building, 51 Lime Street, London EC3M 7DQ, no earlier than October 14, 2009 and no later than November 13, 2009. The notice must disclose in respect of the proposed nominee, name, age, business and residence address, principal occupation, number of Shares beneficially owned and such other information as is required to be disclosed for the election of Directors pursuant to Section 14 of the Exchange Act, together with a notice executed by the proposed nominee confirming his or her willingness to serve as a Director if so elected. The shareholder making the nomination will be expected to provide his or her name, address and number of shares of the Company beneficially owned.

        A copy of the bye-law provisions can be obtained from the Company Secretary on request or can be found in the Corporate Governance section of our website at www.willis.com. A shareholder may also propose an individual to the Corporate Governance and Nominating Committee for its consideration as a nominee for election to the Board by writing to the Group General Counsel, Willis Group Holdings Limited, One World Financial Center, 200 Liberty Street, New York, New York 10281-1003. The Corporate Governance and Nominating Committee will consider the shareholder's nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company's Corporate Governance Guidelines.

ETHICAL CODE

        The Company has adopted an Ethical Code applicable to all our employees, including our Chairman and Chief Executive Officer, the Group Chief Financial Officer, the Group Financial Controller and all those involved in the Company's accounting functions. Our Ethical Code can be found in the Corporate Governance Section of our website at www.willis.com. A copy is also available free of charge on request from the Company Secretary, Willis Group Holdings Limited, c/o Willis Group Limited, The Willis Building, 51 Lime Street, London EC3M 7DQ.

SHAREHOLDER AND OTHER PROPOSALS

        Shareholders who wish to present a proposal pursuant to Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company's proxy materials for the 2010 Annual General Meeting of the Company's shareholders must submit such proposal in writing to the Secretary of the Company on or before November 13, 2009.

        Shareholders who wish to present a proposal at the 2010 Annual General Meeting that has not been included in the Company's proxy materials must submit such proposal in writing to the Secretary of the Company. Any such notice received by the Secretary on or after January 27, 2010 shall be considered untimely for the presentation of proposals by shareholders.

        In addition, the Company's bye-laws and the Bermuda Companies Act contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders' meeting.

By order of the Board of Directors,

Michael P. Chitty
Secretary

 APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

        The Board and the Corporate Governance and Nominating Committee will broadly consider all relevant facts and circumstances and will apply the following standards.

  (a)
  A Director will not be considered independent if, within the preceding three years:

  •
  the Director was an employee, or an immediate family member of the director was an executive officer, of the Company; or

  •
  the Director or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than Director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company); except that compensation received by an immediate family member of the Director for services as an non-executive employee of the Company need not be considered in determining independence under this test; or

  •
  the Director was affiliated with or employed by, or an immediate family member of the Director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

  •
  the Director, or an immediate family member of the Director, was employed as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee; or

  •
  the Director was employed by another company (other than a charitable organisation) or an immediate family member of the Director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; provided, however, that in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year; and provided, further, that this test applies solely to the financial relationship between the Company and the Director's (or immediate family member's) current employer—the former employment of the Director or immediate family member need not be considered.

  (b)
  A Director will only be appointed as a member of the Board Audit Committee if he or she also satisfies the independence criteria laid down in SEC Rule 10A-3.

  (c)
  The following relationships will not be considered to be material relationships that would impair a director's independence:

  •
  Commercial Relationship:  If a Director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company's consolidated gross revenues;

  •
  Indebtedness Relationship:  If a Director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness is less than 2% of the consolidated assets of the company wherein the Director serves as an executive officer;

    •
    Equity Relationship:  If the Director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 10% of the total shareholders' equity of the company where the Director serves as an executive officer; or

    •
    Charitable Relationship:  If a Director of the Company, or the spouse of a Director of the Company, serves as a Director, officer or trustee of a charitable organisation, and the Company's contributions to the organisation in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organisation's gross revenues.

  (d)
  For relationships that do not meet the categorical standards of immateriality set forth in section (c) above, or for relationships that are covered, but as to which the Board believes a Director may nevertheless be considered independent, the determination of whether the relationship is material or not, and therefore whether the Director would be independent, will be made by the Directors who satisfy the independence guidelines set forth in Sections (a) to (c) above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section (c) above.

  (e)
  For the purposes of these standards, an "immediate family member" includes a person's spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares such person's home; except that when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or have become incapacitated.

FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. OR Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Mark Here for Address Change or Comments SEE REVERSE Please mark your votes as indicated in this example X INTERNET http://www.eproxy.com/wsh Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Willis Group Holdings Limited TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. 46098 Signature Signature Date Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/wsh Restricted 2 D bar Code Area 05. Sir Jeremy Hanley 06. Robyn S. Kravit 07. Jeffrey B. Lane 08. Wendy E. Lane 1. Election of directors: 01. William W. Bradley 02. Joseph A.Califano 03. Anna C. Catalano 04. Sir Roy Gardner 09. James F. McCann 10. Joseph J. Plumeri 11. Douglas B. Roberts 2. Reappointment and Remuneration of Deloitte LLP as Independent Auditors. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Proxy solicited by the Board of Directors of Willis Group Holdings Limited for the Annual General Meeting of Shareholders - April 22, 2009. The Board of Directors of Willis Group Holdings Limited recommends a vote “FOR” each of the directors. The Board of Directors of Willis Group Holdings Limited recommends a vote “FOR” proposal 2.

Please fax all revisions to: 732-802-0260 or email to proxycards@bnymellonproduction.com PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260 SIGNATURE:____________________________________________________________ DATE:______________ (THIS BOXED AREA DOES NOT PRINT) Registered Quantity 1000.00 FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for Willis Group Holdings Limited, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week Address Change/Comments (Mark the corresponding box on the reverse side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 46098 BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WILLIS GROUP HOLDINGS LIMITED 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS – APRIL 22, 2009 The undersigned being a shareholder of Willis Group Holdings Limited (the “Company”) hereby appoints Mr. Joseph J. Plumeri, if Mr. Plumeri is not present, any director of the Company or ______________, with full power of substitution, for and in the name of the undersigned, to vote all Common Shares, par value U.S.$0.000115 per share, of the Company, that the undersigned would be entitled to vote if personally present at the 2009 Annual General Meeting of Shareholders, to be held in St. John’s University, Manhattan Campus, 101 Murray Street, New York, NY 10007 and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual General Meeting and Proxy Statement dated March 13, 2009, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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WILLIS GROUP HOLDINGS LIMITED
WILLIS GROUP HOLDINGS LIMITED NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
GENERAL INFORMATION
  ITEM 1
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
REAPPOINTMENT OF DELOITTE LLP AS INDEPENDENT AUDITORS
FEES PAID TO INDEPENDENT AUDITORS
AUDIT COMMITTEE PRE-APPROVAL PROCESS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION TABLES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE
INCORPORATION BY REFERENCE
SOLICITATION OF PROXIES
ETHICAL CODE
SHAREHOLDER AND OTHER PROPOSALS
  APPENDIX A
DIRECTOR INDEPENDENCE STANDARDS